Exhibit 10.1

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

VIANT TECHNOLOGY LLC

a Delaware limited liability company

dated as of February 9, 2021

1

2

3

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF VIANT TECHNOLOGY LLC

THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of VIANT TECHNOLOGY LLC, a Delaware limited liability company (the “Company”), dated as of February 9, 2021, is entered into by and among Tim Vanderhook, Chris Vanderhook, Four Brothers 2 LLC, and Viant Technology Equity Plan LLC (the “Initial Members”), and Viant Technology Inc., a Delaware corporation (the “Managing Member”).

WHEREAS, the Company was formed as a limited liability company pursuant to the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101, et seq. (as it may be amended from time to time, and any successor to such statute, the “Act”), under the name “TI Newco LLC” by the filing of a Certificate of Formation (the “Initial Certificate of Formation”) of the Company in the office of the Secretary of State of the State of Delaware on March 2, 2016 (the “Formation Date”);

WHEREAS, an amendment to the Initial Certificate of Formation (together with any further amendments, the “Certificate of Formation”) changing the Company’s name to Viant Technology LLC was filed with the Secretary of State of the State of Delaware on March 2, 2016;

WHEREAS, Tim Vanderhook, Chris Vanderhook, Viant Technology Equity Plan LLC, and Viant Technology Holding Inc. entered into a limited liability agreement of the Company on October 4, 2016 (the “Initial Agreement”);

WHEREAS, pursuant to a Unit Repurchase Agreement, dated September 15, 2019, by and among the Company, Viant Technology Holding Inc., Tim Vanderhook, and Chris Vanderhook, the Company redeemed all of the Preferred Units held by Viant Technology Holding Inc., terminating Viant Technology Holding Inc.’s Membership Interest in the Company;

WHEREAS, upon the withdrawal of Viant Technology Holding Inc., the Company and the Initial Members amended and restated the Initial Agreement on October 31, 2019 (the “First Amended and Restated Agreement”);

WHEREAS, on February 9, 2021, the Managing Member issued shares of its Class B Common Stock to the Initial Members in connection with its initial public offering of shares of its Class A Common Stock (the “IPO”);

WHEREAS, the Managing Member will contribute the net proceeds of the IPO to the Company in exchange for Class A Common Units, and the Managing Member will be admitted to the Company as Managing Member;

WHEREAS, the Managing Member and the Company will engage or have engaged in certain other transactions described in the registration statement on Form S-1 filed in connection with the IPO (collectively, the “IPO Reorganization”); and

WHEREAS, the Initial Members now desire to approve and document the actions described in these recitals and to amend and restate the First Amended and Restated Agreement to read in its entirety as set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:

Article I

GENERAL PROVISIONS

Section 1.1Formation and Continuation.  The Company is a limited liability company previously formed and continued pursuant to the provisions of the Act and upon the terms and subject to the conditions set forth in this Agreement.  Except as expressly provided in this Agreement to the contrary, the rights and obligations of the Members and the administration and termination of the Company shall be governed by the Act.  The Certificate of Formation and all actions taken or to be taken by any employee of Gibson, Dunn & Crutcher LLP and any other person who executed and filed or who executes and files, after the date of this Agreement, the Certificate of Formation are hereby adopted and ratified, or authorized, as the case may be.

Section 1.2Name.  The name of the Company is “Viant Technology LLC.” The Company may also conduct business at the same time under one or more fictitious names if the Managing Member determines that such is in the best interests of the Company.  The Company may change its name, from time to time, in accordance with Law.

Section 1.3Principal Place of Business; Other Places of Business.  The principal business office of the Company is located at 2722 Michelson Drive, Suite 100, Irvine, California 92612, or such other place within or outside the State of Delaware as the Managing Member may from time to time designate.  The Company may maintain offices and places of business at such other place or places within or outside the State of Delaware as the Managing Member deems advisable.

Section 1.4Designated Agent for Service of Process.  So long as required by the Act, the Company shall continuously maintain a registered office and a designated and duly qualified agent for service of process on the Company in the State of Delaware.  The address of the registered office of the Company in the State of Delaware shall be as set forth in the Certificate of Formation.  The Company’s registered agent for service of process at such address shall also be as set forth in the Certificate of Formation.

Section 1.5Term.  The term of the Company commenced on the Formation Date and shall continue until the Company is dissolved in accordance with the Act or this Agreement.  Notwithstanding the dissolution of the Company, the existence of the Company shall continue until its termination pursuant to this Agreement or as otherwise provided in the Act.

Section 1.6No State Law Partnership.  The Members intend that the Company shall not be a partnership (including a limited partnership) or joint venture, and that no Member shall be an agent, partner or joint venturer of any other Member, for any purposes other than for U.S. federal, state, and local tax purposes, and this Agreement shall not be construed to suggest otherwise. Each Member hereby acknowledges and agrees that, except as expressly provided herein, in performing its obligations or exercising its rights under this Agreement, it is acting independently and is not acting in concert with, on behalf of, as agent for, or as joint venturer of, any other Member.  Other than in respect of the Company, nothing contained in this Agreement shall be construed as creating a corporation, association, joint stock company, business trust, or organized group of Persons, whether incorporated or not, among or involving any Member or its Affiliates, and nothing in this Agreement shall be construed as creating or requiring any continuing relationship or commitment as between such parties other than as specifically set forth in this Agreement.

Section 1.7Business Purpose.  The Company may carry on any Lawful business, purpose or activity in which a limited liability company may be engaged under Law.

Section 1.8Powers.  Subject to the limitations set forth in this Agreement, the Company will possess and may exercise all of the powers and privileges granted to it by the Act, by any other Law, or by this Agreement, together with all powers incidental thereto, so far as such powers are necessary or convenient to the conduct, promotion or attainment of the purposes of the Company set forth in Section 1.7.

Section 1.9Certificates; Filings.  The Certificate of Formation was previously filed on behalf of the Company in the office of the Secretary of State of the State of Delaware as required by the Act.  The Managing Member may execute and file any duly authorized amendments to the Certificate of Formation from time to time in a form prescribed by the Act.  The Managing Member shall also cause to be made, on behalf of the Company, such additional filings and recordings as the Managing Member shall deem necessary or advisable.  If requested by the Managing Member, the Members shall promptly execute all certificates and other documents consistent with the terms of this Agreement necessary for the Managing Member to accomplish all filing, recording, publishing, and other acts as may be appropriate to comply with all requirements for (a) the formation and operation of a limited liability company under the Laws of the State of Delaware, (b) if the Managing Member deems it advisable, the operation of the Company as a limited liability company, in all jurisdictions in which the Company proposes to operate, and (c) all other filings required (or determined by the Managing Member to be necessary or appropriate) to be made by the Company.

Section 1.10Representations and Warranties by the Members.

(a)No Conflict.  Each Member that is an individual (including each Additional Member or Substituted Member as a condition to becoming an Additional Member or a Substituted Member) represents and warrants to, and covenants with, each other Member that (i) the execution of this Agreement and the consummation of the transactions contemplated by this Agreement to be performed by such Member will not result in a breach or violation of, or a default under, any material agreement by which such Member or any of such Member’s property is bound, or any statute, regulation, order or other Law to which such Member is subject and (ii) this Agreement is binding upon, and enforceable against, such Member in accordance with its terms.

(b)Organization and Qualification; Authority.  Each Member that is not an individual (including each Additional Member or Substituted Member as a condition to becoming an Additional Member or a Substituted Member) represents and warrants to, and covenants with, each other Member that (i) the execution of this Agreement and all transactions contemplated by this Agreement to be performed by it have been duly authorized by all necessary action, including that of its general partner(s), managing member(s), committee(s), trustee(s), beneficiaries, directors and/or stockholder(s) (as the case may be) as required, (ii) the execution of this Agreement and consummation of such transactions will not result in a breach or violation of, or a default under, its partnership or operating agreement, trust agreement, charter or bylaws (as the case may be), any material agreement by which such Member or any of such Member’s properties or any of its partners, members, beneficiaries, trustees or stockholders (as the case may be) is or are bound, or any statute, regulation, order or other Law to which such Member or any of its partners, members, trustees, beneficiaries or stockholders (as the case may be) is or are subject, and (iii) this Agreement is binding upon, and enforceable against, such Member in accordance with its terms.

(c)Securities Laws.  Each Member (including each Additional Member or Substituted Member as a condition to becoming an Additional Member or Substituted Member) represents and warrants that it is an “accredited investor” as defined in Rule 501 promulgated under the Securities Act and represents, warrants, and agrees that it has acquired and continues to hold its interest in the Company for its own account for investment purposes only and not for the purpose of, or with a view toward, the resale or distribution of all or any part thereof, and not with a view toward selling or otherwise distributing such interest or any part thereof at any particular time or under any predetermined circumstances.  Each Member further represents and warrants that it is a sophisticated investor, able and accustomed to handling sophisticated financial matters for itself, and that it has a sufficiently high net worth that it does not anticipate a need for the funds that it has invested in the Company in what it understands to be a speculative and illiquid investment.

(d)Survival of Representations and Warranties. The representations and warranties contained in Sections 1.10(a), 1.10(b), and 1.10(c) shall survive the execution and delivery of this Agreement by each Member (and, in the case of an Additional Member or a Substituted Member, the admission of such Additional Member or Substituted Member as a Member in the Company), and the dissolution, liquidation, and termination of the Company.

(e)No Representations as to Performance.  Each Member (including each Additional Member or Substituted Member as a condition to becoming an Additional Member or Substituted Member) hereby acknowledges that no representations as to potential profit, cash flows, funds from operations or yield, if any, in respect of the Company or the Managing Member have been made by any Member or any employee or representative or Affiliate of any Member, and that projections and any other information, including financial and descriptive information and documentation, that may have been in any manner submitted to such Member shall not constitute any representation or warranty of any kind or nature, express or implied.

(f)Modification of Representations and Warranties.  The Managing Member may permit the modification of any of the representations and warranties contained in Sections 1.10(a), 1.10(b), and 1.10(c), as applicable, to any Member (including any Additional Member or Substituted Member or any transferee of either) provided, that such representations and warranties, as modified, shall be set forth in either (i) a Unit Designation applicable to the Units held by such Member or (ii) a separate writing addressed to the Company.

Article II

UNITS; CAPITAL CONTRIBUTIONS

Section 2.1Units.

(a)Generally.  The interests of the Members in the Company are divided into, and represented by, the Units, each having the rights and obligations specified in this Agreement.

(b)Classes.  The Units are initially divided into:

(i)“Class A Common Units,” which are issuable to the Managing Member and such other persons as the Managing Member shall determine; and

(ii)“Class B Common Units,” which are issuable to the Members (other than the Managing Member) in the IPO Reorganization and as otherwise provided in this Agreement.  Each Class B Common Unit shall be associated with a share of Class B Common Stock issued to the holder of the Class B Common Unit.

(iii)Other Classes of Units.  The Company may issue additional Units or create additional classes, series, sub-classes, or sub-series of Units in accordance with this Agreement.

Section 2.2Capital Contributions of the Members; No Deficit Restoration Obligation.

(a)Capital Contributions.  The Members made, shall be treated as having made, or have agreed to make, Capital Contributions to the Company and were issued the Common Units indicated on Annex A.  Except as provided by Law or in this Agreement, the Members shall have no obligation or, except as otherwise provided in this Agreement or with the prior written consent of the Managing Member, right to make any other Capital Contributions or any loans to the Company.

(b)No Deficit Restoration Obligation.  No Member shall have an obligation to make any contribution to the capital of the Company as the result of a deficit balance in its Capital Account, and any such deficit shall not be considered a Debt owed to the Company or to any other Person for any purpose whatsoever.

Section 2.3No Interest; No Return.  No Member shall be entitled to interest on its Capital Contribution or on such Member’s Capital Account balance.  Except as provided by this Agreement, any Unit Designation, or by Law, no Member shall have any right to demand or receive a withdrawal or the return of its Capital Contribution from the Company.  Except to the extent provided in this Agreement or in any Unit Designation, no Member shall have priority over any other Member as to distributions, the return of Capital Contributions, or the allocation of Net Profits and Net Losses.

Section 2.4Issuances of Additional Units.  Subject to the rights of any Member set forth in a Unit Designation:

(a)General.  The Company may issue additional Units, for any Company purpose, at any time or from time to time, to the Members (including the Managing Member) or to any other Person, and may admit any such Person as an Additional Member for such consideration and on such terms and conditions as shall be established by the Company.  Any additional Units may be issued in one or more classes, or one or more series of any of such classes, with such designations, preferences, conversion or other rights, voting powers, restrictions, rights to distributions, qualifications and terms and conditions of redemption (including rights that may be senior or otherwise entitled to preference over existing Units) as shall be determined by the Company and set forth in a written document attached to and made an exhibit to this Agreement, which exhibit shall be an amendment to this Agreement and shall be incorporated into this Agreement by reference (each, a “Unit Designation”).  Upon the issuance of any additional Unit, the Managing Member shall amend the Register and the books and records of the Company as appropriate to reflect such issuance.  Except to the extent specifically set forth in any Unit Designation, a Unit of any class or series other than a Common Unit shall not entitle the holder thereof to vote on, or consent to, any matter.

(b)Issuances to the Managing Member.  No additional Units shall be issued to the Managing Member unless:

(i)The additional Units are issued to all Members holding Common Units in proportion to their respective Percentage Interests in the Common Units;

(ii)The additional Units are (x) Class A Common Units issued in connection with an issuance of Class A Common Stock or issued with appropriate adjustments to the Exchange Rate in accordance with Section 12.4, (y) Class B Common Units issued in connection with an issuance of Class B Common Stock, or (z) Equivalent Units (other than Common Units) issued in connection with an issuance of Preferred Stock, New Securities, or other interests in the Managing Member (other than Common Stock), and, in each case, the Managing Member contributes to the Company the net proceeds received in connection with the issuance of such Common Stock, Preferred Stock, New Securities, or other interests in the Managing Member;

(iii)There is a recapitalization of the stock of the Managing Member;

(iv)The additional Units are issued upon the conversion, redemption or exchange of Debt, Units or other securities issued by the Company; or

(v)The additional Units are issued in accordance with the express terms of the other provisions of this Article II.

(c)Issuances of Class B Common Units.  No additional Class B Common Units shall be issued except (i) in the event of a recapitalization of the Capital Stock of the Managing Member, including any stock split, stock dividend, reclassification or similar transaction, or (ii) if a corresponding number of shares of Class B Common Stock is also issued by the Managing Member to the holder of such Class B Common Units.

(d)No Preemptive Rights.  Except as expressly provided in this Agreement or in any Unit Designation, no Person shall have any preemptive, preferential, participation or similar right or rights to subscribe for or acquire any Membership Interest.

Section 2.5Additional Funds and Additional Capital Contributions

(a)General.  The Company may, at any time and from time to time, determine that it requires additional funds (“Additional Funds”) for the acquisition or development of additional Assets, for the redemption of Units, or for such other purposes as the Company may determine.  Additional Funds may be obtained by the Company in any manner provided in, and in accordance with, the terms of this Section 2.5 without the approval of any Member or any other Person.

(b)Additional Capital Contributions.  The Company may obtain any Additional Funds by accepting Capital Contributions from any Members or other Persons.  In connection with any such Capital Contribution, the Company is hereby authorized from time to time to issue additional Units (as set forth in Section 2.4 above) in consideration for such Capital Contribution, and, if appropriate, the Percentage Interests of the Members shall be adjusted to reflect the issuance of such additional Units.

(c)Loans by Third Parties.  The Company may obtain any Additional Funds by incurring Debt payable to any Person (other than, except as contemplated in Section 2.5(d), the Managing Member) upon such terms as the Company determines appropriate, including making such Debt convertible, redeemable, or exchangeable for Units; provided, however, that the Company shall not incur any such Debt if any Member would be personally liable for the repayment of all or any portion of such Debt (unless that Member agrees otherwise).

(d)Loans by Managing Member.  The Managing Member, on behalf of the Company, may obtain any Additional Funds by causing the Company to incur Debt payable to the Managing Member if (i) the Debt is, to the extent permitted by Law, on substantially the same terms and conditions (including interest rate, repayment schedule, and conversion, redemption, repurchase and exchange rights) as any Debt incurred by or on behalf of the Managing Member for the purpose of providing funds to the Company, the net proceeds of which are lent to the Company to provide such Additional Funds, or (ii) the Debt is on terms and conditions no less favorable to the Company than would be available to the Company from any third party.

(e)Issuance of Securities by the Managing Member.

(i)Unless otherwise agreed to by the Members, after the completion of the IPO and the initial issuance of the Class B Common Stock by the Managing Member, except in the case of a Liquidity Offering for purposes of a Cash Settlement, the Managing Member shall not issue any additional Capital Stock or New Securities unless the Managing Member contributes the net proceeds received from the issuance of such additional Capital Stock or New Securities (as the case may be) and from the exercise of the rights contained in any such additional Capital Stock or New Securities to the Company in exchange for (i) in the case of an issuance of Class A Common Stock, Class A Common Units, (ii) in the case of an issuance of Class B Common Stock, Class B Common Units, or (iii) in the case of an issuance of Preferred Stock or New Securities,

Equivalent Units.  If at any time any Preferred Stock or New Securities are issued that are convertible into or exercisable for Class A Common Stock or another security of the Managing Member, then upon any such conversion or exercise, the corresponding Equivalent Unit shall be similarly exercised or otherwise converted, as applicable, and an equivalent number of Class A Common Units or other Equivalent Units of the Company.  It is the intent of the parties that the Managing Member will always own Units equivalent to its outstanding Capital Stock, except as provided pursuant to Section 12.4, and the parties hereby acknowledge that the Managing Member may make reasonable adjustments to its own capitalization, subject to applicable Law and the terms of any such outstanding Capital Stock, in order to effect such parity.

(ii)If the Managing Member issues any additional Capital Stock or New Securities and contributes the net proceeds, if any, received from such issuance to the Company, the Company is authorized to issue a number of Common Units or Equivalent Units to the Managing Member equal to the number of shares of Capital Stock or New Securities so issued, in accordance with this Section 2.5(e) without any further act, approval or vote of any Member or any other Person.  For the avoidance of doubt, New Securities that are derivative securities issued under any Incentive Compensation Plan of the Managing Member shall not require issuance of Equivalent Units by the Company until such time as such derivative securities are exercised and subsequently issued.

(f)Reimbursement of Issuance Expenses.  If the Managing Member issues additional Capital Stock or New Securities and subsequently contributes the net proceeds received from such issuance to the Company, then the Company shall reimburse or assume (on an after-tax basis) the Managing Member’s expenses associated with such issuance, including any underwriting discounts or commissions.

(g)Repurchase or Redemption of Capital Stock.  If, at any time, any shares of Capital Stock or New Securities are repurchased, redeemed or otherwise retired (whether by exercise of a put or call, automatically or by means of another arrangement) by the Managing Member, then the Managing Member shall cause the Company, immediately prior to such repurchase, redemption or retirement of such Capital Stock or New Securities, to redeem, repurchase or otherwise retire a corresponding number of Class A Units, Class B Units  or Equivalent Units held by the Managing Member, upon the same terms and for the same consideration as the Capital Stock or New Securities to be repurchased, redeemed or retired.  Notwithstanding any provision to the contrary in this Agreement, the Company shall not make any repurchase or redemption if such repurchase or redemption would violate any applicable Law.

Article III

DISTRIBUTIONS

Section 3.1General Distributions.  Subject to the terms of any Unit Designation, the Company shall distribute an amount of Available Cash when, as, and if determined by the Managing Member to the Members pro rata in accordance with their Common Units.

Section 3.2Tax Distributions.

(a)Generally.  If the amount distributed to a Member pursuant to Section 3.1 in respect of a Fiscal Year is less than that Member’s Assumed Tax Liability, the Company shall distribute an amount of Available Cash to the Members such that each Member receives distributions of Available Cash in respect of each Fiscal Year in an amount at least equal to the Member’s Assumed Tax Liability for such Fiscal Year (each such distribution, a “Tax Distribution”).  Any Tax Distribution made to a Member under this Section 3.2(a) shall be treated as an advance against, and shall reduce, future amounts otherwise distributable to such Member under Section 3.1.  Except as provided in Section 3.2(d), all Tax Distributions shall be made pro rata in accordance with Units.

(b)Calculation of Assumed Tax Liability.  For purposes of calculating the amount of each Member’s Tax Distributions under Section 3.2(a), a Member’s “Assumed Tax Liability” means an amount equal to the product of:

(i)the sum of (A) the net taxable income and gain allocated to that Member for U.S. federal income tax purposes in the Fiscal Year and (B) to the extent (x) determined by the Company in its sole discretion and (y) attributable to the Company, the amount the Member is required to include in income by reason of Code sections 707(c) (but not including guaranteed payments for services within the meaning of Code section 707(c)), 951(a), and 951A(a); multiplied by

(ii)the highest combined effective U.S. federal, state, and local marginal rate of tax applicable to an individual resident in Los Angeles, California (unless otherwise determined by the Company) for the Fiscal Year (such tax rate, the “Assumed Tax Rate”).

The calculation required by this Section 3.2(b) shall be made (i) taking into account (w) the character of the income or gain and (x) any limitations on, or the availability of, deductions and net operating losses, and disregarding (y) the effect of any special basis adjustments under Code section 743(b) and (z) the effect of the allocations required under Code section 704(c)(1)(A) (and the principles thereof).

(c)Timing of Tax Distributions.  If reasonably practicable, the Company shall make distributions of the estimated Tax Distributions in respect of a Fiscal Year on a quarterly basis to facilitate the payment of quarterly estimated income taxes, taking into account amounts previously distributed by reason of this Section 3.2.  Not later than sixty (60) Business Days after the end of the Fiscal Year, the Company shall make a final Tax Distribution in an amount sufficient to fulfill the Company’s obligations under Section 3.2(a).

(d)Impact of Insufficient Available Cash.  If the amount of Tax Distributions to be made exceeds the amount of the Available Cash, the Tax Distribution to which each Member is entitled shall be reduced in accordance with the provisions of this Section 3.2(d) (each Member’s share of that reduction, the “Tax Distribution Shortfall Amount”). Cash available for distribution as a Tax Distribution shall first be distributed to the Managing Member in an amount equal to the full amount of its Tax Distribution (calculated by substituting the words “a corporation doing business” for “an individual resident” in the definition of “Assumed Tax Rate”). The balance, if any, of cash available for distribution as a Tax Distribution shall be distributed:

(i)First, to the Members (other than the Managing Member) pro rata in accordance with their Units in an amount such that each such Member has received distributions pursuant to this Section 3.2(b) not less than their Assumed Tax Liability (calculated by substituting the words “a corporation doing business” for “an individual resident” in the definition of “Assumed Tax Rate”); and

(ii)Thereafter, the balance, if any, to the Members (including the Managing Member) pro rata in accordance with their Units until each Member has received the full amount of its Tax Distribution calculated in accordance with Section 3.2(b).

Any Tax Distribution Shortfall Amounts will be carried forward to subsequent Fiscal Years and will be distributed when and to the extent that the Company has sufficient Available Cash, and distribution of any Tax Distribution Shortfall Amounts shall for all purposes of this Agreement be treated as having been made and reduce future amounts due to each Member under Section 3.1.

(e)No Tax Distributions on Liquidation.  No Tax Distributions shall be made in connection with the liquidation of the Company or a Member’s Interest in the Company.

Section 3.3Distributions in Kind.  No Member may demand to receive property other than cash as provided in this Agreement.  The Company may make a distribution in kind of Assets to the Members, and if a distribution is made both in cash and in kind, such distribution shall be made so that, to the fullest extent practical, the percentage of the cash and any other Assets distributed to each Member entitled to such distribution is identical.

Section 3.4Amounts Withheld.  Each Member acknowledges and agrees that the Company may be required by Law to deduct and withhold taxes or to fulfill other similar obligations of such Member on any amount paid, distributed, disbursed, or allocated by the Company to that Member, including upon liquidation, and any transferee of a Member’s interest or a Substituted Member shall, by reason of such Transfer or substitution, acknowledge, and agree to any such withholding by the Company, including withholding to discharge obligations of the Company with respect to prior distributions, allocations, or an Imputed Underpayment Share (to the extent not otherwise borne by the transferor Member pursuant to Section 7.5).  All amounts withheld pursuant to this Section 3.4 shall, except as otherwise determined by the Company pursuant to Section 7.5(c)(ii), be treated as amounts distributed to such Person pursuant to the provision of this Agreement that would have applied if such amount had actually been distributed.

Section 3.5Distributions to Reflect Additional Units.  If the Company issues additional Units pursuant to the provisions of Article II, subject to the provisions of any a Unit Designation, the Managing Member is authorized to make such revisions to this Article III and to Article VI as it determines are reasonably necessary or desirable to reflect the issuance of such additional Units, including making preferential distributions to certain classes of Units.

Section 3.6Other Distribution Rules.

(a)Transfers.  From and after the Transfer of a Unit, distributions (including Tax Distributions) made to the transferor Member, along with any withholding or deduction in respect of any such distribution, shall be treated as having been made to the transferee unless otherwise determined by the Company.

(b)Record Date for Distributions.  The Company may designate a Record Date for purposes of calculating and giving effect to distributions.  All distributions shall be made to the holders of record as of the applicable Record Date.

(c)Over-Distributions.  If the Company distributes to a Member more than the amount to which the Member in entitled (e.g., by reason of an accounting error), the Member shall, upon written notice of the over-distribution delivered to the Member within one year of the over-distribution, promptly return the over-distribution to the Company.  For the avoidance of doubt, this Section 3.6(c) applies to any distribution made under this Agreement.

(d)Reimbursements of Preformation Capital Expenditures.  To the extent a distribution (or deemed distribution resulting from a reduction in a Member’s share of Company liabilities for federal tax purposes) would otherwise be treated as proceeds in a sale under Code section 707(a)(2)(B), the Members intend such actual or deemed distribution to reimburse preformation capital expenditures under Treas. Reg. § 1.707-4(d) to the maximum extent permitted by Law.

(e)Limitation on Distributions.  Notwithstanding any provision to the contrary contained in this Agreement, neither the Company nor the Managing Member on behalf of the Company shall make a distribution to any Member if such distribution would violate the Act or other Law, or to the extent such distribution would result in the Company or any of its Subsidiaries being in default under any material agreement.

Article IV

Management and OPERATIONS

Section 4.1Management.

(a)Authority of Managing Member.  Except as otherwise provided in this Agreement, the Managing Member shall have full, exclusive, and complete discretion to manage and control the business and affairs of the Company, to make all decisions affecting the business and affairs of the Company, and to do or cause to be done any and all acts, at the expense of the Company, as the Managing Member deems necessary or appropriate to accomplish the purposes and direct the affairs of the Company.  The Managing Member shall have the exclusive power and authority to bind the Company, except and to the extent that such power is expressly delegated in writing to any other Person by the Managing Member, and such delegation shall not cause the Managing Member to cease to be a Member or the Managing Member of the Company.  The Managing Member shall be an agent of the Company’s business, and the actions of the Managing Member taken in such capacity and in accordance with this Agreement shall bind the Company.  The Managing Member shall at all times be a Member of the Company.  The Managing Member may not be removed by the Members, with or without cause, except with the consent of the Managing Member.  Any determinations to be made by the Company pursuant to this Agreement shall be made by the Managing Member, subject to the rights of any Member set forth in Section 4.1(g).

(b)Determinations to be Made by Managing Member.  The determination as to any of the following matters, made by or at the direction of the Managing Member consistent with the Act and this Agreement, shall be final and conclusive and shall be binding upon the Company and every Member:

(i)the Assets available for distribution or the redemption of Units at any time;

(ii)the amount and timing of any distribution;

(iii)the amount, purpose, time of creation, increase or decrease, alteration, or cancellation of any reserves or charges and the propriety thereof;

(iv)the Fair Market Value, or any sale, bid or asked price to be applied in determining the Fair Market Value, of any Asset;

(v)any matter relating to the acquisition, holding, and disposition of any Asset; or

(vi)any other matter relating to the business and affairs of the Company as required or permitted by Law, this Agreement, or otherwise to be determined by the Managing Member.

(c)Appointment of Officers.  The Managing Member may, from time to time, appoint such officers and establish such management and/or advisory boards or committees of the Company as the Managing Member deems necessary or advisable, each of which shall have such powers, authority, and responsibilities as are delegated in writing by the Managing Member from time to time.  Each such officer and/or board or committee member shall serve at the pleasure of the Managing Member.

(d)Major Transactions.  Except as otherwise expressly provided in this Agreement or required by any non-waivable provision of the Act or other Law, no Member (acting in such capacity) other than the Managing Member shall (x) have any right to vote on or consent to any other matter, act, decision or document involving the Company or its business or any other matter, or (y) take part in the day-to-day management, or the operation or control, of the business and affairs of the Company.  Without limiting the generality of the foregoing, the Managing Member may cause the Company, without the consent or approval of any other Member, to enter into any of the following in one or a series of related transactions: (i) any merger, (ii) any acquisition, (iii) any consolidation, (iv) any sale, lease or other transfer or conveyance of Assets, (v) any recapitalization or reorganization of outstanding securities, (vi) any merger, sale, lease, spin-off, exchange, transfer or other disposition of a Subsidiary, division or other business, (vii) any issuance of Debt or equity securities (subject to any limitations expressly provided for herein) or (viii) any incurrence of Debt.  Except to the extent expressly delegated in writing by the

Managing Member, no Member or Person other than the Managing Member shall be an agent for the Company or have any right, power or authority to transact any business in the name of the Company or to act for or on behalf of or to bind the Company.

(e)Bankruptcy.  Only the Managing Member may commence a voluntary case on behalf of, or an involuntary case against, the Company under a chapter of Title 11 U.S.C. by the filing of a “petition” (as defined in 11 U.S.C. 101(42)) with the United States Bankruptcy Court.  Any such petition filed by any other Member, to the fullest extent permitted by Law, shall be deemed an unauthorized and bad faith filing and all parties to this Agreement shall use their best efforts to cause such petition to be dismissed.

(f)Amendment of Agreement.  Subject to the rights of any Member set forth in a Unit Designation and Section 4.1(g), the Managing Member shall have the power, without the Consent of a Majority-in-Interest of the Members or the consent or approval of any Member, to amend this Agreement as may be required to facilitate or implement any of the following purposes:

(i)To add to the obligations of the Managing Member or surrender any right or power granted to the Managing Member or any Affiliate of the Managing Member for the benefit of the Members;

(ii)To reflect a change that is of an inconsequential nature or does not adversely affect the Members in any material respect, or to cure any ambiguity, correct or supplement any provision in this Agreement not inconsistent with Law or with other provisions, or make other changes with respect to matters arising under this Agreement that will not be inconsistent with Law or with the provisions of this Agreement;

(iii)To satisfy any requirements, conditions, or guidelines contained in any order, directive, opinion, ruling or regulation of a federal or state agency or contained in federal or state Law;

(iv)To reflect the admission, substitution, or withdrawal of Members, the Transfer of any Membership Interest, this issuance of additional Units, or the termination of the Company in accordance with this Agreement, and to amend the Register in connection with such admission, substitution, withdrawal, or Transfer;

(v)To set forth or amend the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of any additional Units issued pursuant to Article II;

(vi)If the Company is the Surviving Company in any Termination Transaction, to modify Section 12.1 or any related definitions to provide the holders of interests in such Surviving Company rights that are consistent with Section 8.7(b)(iii); and

(vii)To reflect any other modification to this Agreement as is reasonably necessary or appropriate for the business or operations of the Company or the Managing Member and that does not violate Section 4.1(g).

(g)Certain Actions Requiring Member Consent.  Notwithstanding anything in Article XI to the contrary, this Agreement shall not be amended, and no action may be taken by the Managing Member, without the consent of each Member adversely affected thereby, if any, if such amendment or action would:

(i)Modify the limited liability of a Member or increase the obligation of a Member to make a Capital Contribution to the Company;

(ii)Adversely alter the rights of any Member to receive the distributions to which such Member is entitled pursuant to Article III or Section 10.3(a)(iii);

(iii)Convert the Company into a corporation or would cause the Company to be classified as a corporation for federal income tax purposes (other than in connection with a Termination Transaction); or

(iv)Amend this Section 4.1(g);

provided, however, that, with respect to clauses (ii), (iii), and (iv), the consent of any Member adversely affected shall not be required for any amendment or action that affects all Members holding the same class or series of Units on a uniform or pro rata basis, if approved by a Majority-in-Interest of the Members of such class or series.  If some, but not all, of the Members consent to an action or amendment, the Company may, in its discretion, make such amendment or action effective only as to the Members that consented to it, to the extent it is practicable to do so.

Section 4.2Tax Actions.  All Tax Actions not expressly reserved for the Members shall be made, taken, or determined by the Managing Member.

Section 4.3Compensation and Reimbursement of Managing Member.

(a)General.  The Managing Member shall not receive any fees from the Company for its services in administering the Company, except as otherwise provided in this Agreement.

(b)Reimbursement of Managing Member.  The Company shall be liable for, and shall reimburse the Managing Member on an after-tax basis at such intervals as the Managing Member may determine, for all

(i)overhead, administrative expenses, insurance and reasonable legal, accounting and other professional fees and expenses of the Managing Member;

(ii)expenses of the Managing Member incidental to being a public reporting company;

(iii)reasonable fees and expenses related to the IPO or any subsequent public offering of equity securities of the Managing Member (without duplicating any provisions of Section 2.5(f)) or private placement of equity securities of the Managing Member, whether or not consummated;

(iv)franchise and similar taxes of the Managing Member and other fees and expenses in connection with the maintenance of the existence of the Managing Member;

(v)customary compensation and benefits payable by the Managing Member, and indemnities provided by the Managing Member on behalf of, the officers, directors, and employees of the Managing Member; and

(vi)reasonable expenses paid by Managing Member on behalf of the Company; provided, however, that the amount of any reimbursement shall be reduced by any interest earned by the Managing Member with respect to bank accounts or other instruments or accounts held by it on behalf of the Company as permitted pursuant to Section 4.4. Such reimbursements shall be in addition to any reimbursement of the Managing Member as a result of indemnification pursuant to Section 4.7.

Section 4.4Outside Activities.

(a)Limitation on Outside Activities of Managing Member.  Without the consent of a Majority-in-Interest of the Members, the Managing Member shall not directly or indirectly enter into or conduct any business, other than in connection with, (i) the ownership, acquisition and disposition of Membership Interests, (ii) the management of the business of the Company and its Subsidiaries, (iii) its operation as a reporting company with a class (or classes) of securities registered under the Exchange Act, (iv) the offering, sale, syndication, private placement or public offering of stock, bonds, securities or other interests, (v) financing or refinancing of any type related to the Company or its Assets or activities, and (vi) such activities as are incidental thereto.  Without the consent of a Majority-in-Interest of the Members, the Managing Member is not permitted to own any assets other than (x) Units in the Company (ii) assets necessary to its activities referred to in the preceding sentence or (iii) cash and cash equivalents and other assets that are incidental to its operations as a holding company and compliance with applicable law, rules and regulation.  Nothing contained in this Section 4.4 shall be construed to prohibit the Managing Member from executing guarantees or other credit support of Company Debt.  For the avoidance of doubt, the provisions of this Section 4.4 shall restrict only the Managing Member and its Subsidiaries (other than the Company and its Subsidiaries) and shall not restrict the other Members or any Affiliate of the other Members (other than the Managing Member).  The Managing Member and any Affiliates of the Managing Member may acquire Membership Interests and shall be entitled to exercise all rights of a Member relating to such Membership Interests.

(b)Outside Activities of Members.  Subject to any agreements entered into pursuant to Section 4.5 and any other agreements entered into by a Member or any of its Affiliates with the Managing Member, the Company or a Subsidiary (including any employment agreement), any Member, or any officer, director, employee, agent, trustee, Affiliate, member or stockholder of any Member, shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Company, including business interests and activities that are in direct or indirect competition with the Company or that are enhanced by the activities of the Company.  None of the Members, the Company or any Person shall have any rights by virtue of this Agreement or the relationship established hereby in any business ventures of any other Member or Person, and such Person shall have no obligation pursuant to this Agreement, subject to Section 4.5 and any other agreements entered into by a Member or its Affiliates with the Managing Member, the Company or a Subsidiary, to offer any interest in any such business ventures to the Company, any Member, or any such other Person.

Section 4.5Transactions with Affiliates.

(a)Lending and Borrowing.  The Company may lend funds to the Managing Member, or to Subsidiaries of the Company or other Persons in which the Company has an equity investment, and such Persons may borrow funds from the Company, on terms and conditions determined by the Managing Member.

(b)Company Transfers to Affiliated Entities.  Subject to the provisions of Section 4.4, the Company may transfer Assets to joint ventures, limited liability companies, partnerships, corporations, business trusts or other business entities in which it is or thereby becomes a participant upon such terms and subject to such conditions consistent with this Agreement and Law.

(c)Transfers from the Managing Member to the Company.  The Managing Member and its Affiliates may sell, transfer or convey any property to the Company, directly or indirectly, on terms and conditions no less favorable to the Company in the aggregate than would be available from unaffiliated third parties as determined by the Managing Member.

(d)Employee Benefit Plans.  The Managing Member may propose and adopt on behalf of the Employee benefit plans funded by the Company for the benefit of employees of the Managing Member, the Company, Subsidiaries of the Company or any Affiliate of any of them in respect of services performed, directly or indirectly, for the benefit of the Managing Member, the Company or any of the Company’s Subsidiaries.

Section 4.6Limitation on Liability.

(a)General.  To the fullest extent permitted by Law, no Indemnitee, in such capacity, shall be liable to the Company, any Member or any of their respective Affiliates, for any losses sustained or liabilities incurred as a result of any act or omission of such Person if (i) either (A) the Indemnitee, at the time of such action or inaction, determined in good faith that its, his or her course of conduct was in, or not opposed to, the best interests of the Company or (B) in the case of inaction by the Indemnitee, the Indemnitee did not intend its, his or her inaction to be harmful or opposed to the best interests of the Company and (ii) the action or inaction did not constitute fraud or willful misconduct by the Indemnitee.

(b)Action in Good Faith.  An indemnified Person acting under this Agreement shall not be liable to the Company for its, his or her good faith reliance on the provisions of this Agreement.  The provisions of this Agreement, to the extent that they expand, restrict, or eliminate the duties and liabilities of such Persons otherwise existing at Law or in equity, are agreed by the Members to replace fully and completely such other duties and liabilities of such Persons.  Whenever in this Agreement the Managing Member or any officer or director of the Managing Member is permitted or required to make a decision or take an action (i) in its “sole discretion” or “discretion” or under a similar grant of authority or latitude, in making such decisions, such Person shall be entitled to take into account its own interests as well as the interests of the Members as a whole or (ii) in its “good faith” or under another expressed standard, such Person shall act under such express standard and shall not be subject to any other or different standards.

(c)Outside Counsel.  The Managing Member may consult with legal counsel, accountants and financial or other advisors, and any act or omission suffered or taken by the Managing Member on behalf of the Company or in furtherance of the interests of the Company in good faith in reliance upon and in accordance with the advice of such counsel, accountants or financial or other advisors will be full justification for any such act or omission, and the Managing Member will be fully protected in so acting or omitting to act so long as such counsel or accountants or financial or other advisors were selected with reasonable care.

Section 4.7Indemnification.

(a)General.  The Company shall indemnify and hold harmless each Indemnitee (and such Person’s heirs, successors, assigns, executors or administrators) to the full extent permitted by Law in accordance with the provisions of Article VI of the Amended and Restated Bylaws of the Managing Member as if such provisions were set forth herein, mutatis mutandis.

(b)Non-Exclusivity of Rights.  The rights to indemnification and to the advancement of expenses conferred in this Section 4.7 shall not be exclusive of any other right which any person may have or hereafter acquire under any law, agreement, vote of stockholders or disinterested directors, provisions of a certificate of incorporation or bylaws, or otherwise.

(c)Nature of Rights.  The rights conferred upon Indemnitees in this Section 4.7 shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be the Managing Member, an Affiliate of the Managing Member, the Tax Representative, the Designated Individual or an officer or director of the Managing Member, the Company or their respective Affiliates.  Any amendment, alteration or repeal of this Section 4.7 or of Article VI of the Amended and Restated Bylaws of the Managing Member that adversely affects any right of an Indemnitee or its successors shall be prospective only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment, alteration or repeal.

Article V

BOOKS AND RECORDS

Section 5.1Books and Records.

(a)General.  The Company shall maintain in its principal business office, or any other place as may be determined by the Company, the books and records of the Company.

(b)Specific Records.  In particular, the Company shall maintain:

(i)A register containing the name, address, and number and class of Units (including Equivalent Units) of each Member, and such other information as the Managing Member may deem necessary or desirable (as may be amended or updated from time to time, the “Register”). The Register shall not be deemed part of this Agreement.  The Managing Member shall from time to time update the Register as necessary to ensure the Register is accurate, including as a result of any sales, exchanges, or other Transfers, or any redemptions, issuances, or similar events involving Units.  Except as required by Law, no Member shall be entitled to receive a copy of the information set forth in the Register relating to any Member other than itself.

(ii)A copy of the Certificate of Formation and this Agreement and all amendments thereto.

Section 5.2Financial Accounts.  At all times during the continuance of the Company, the Company shall prepare and maintain separate books of account for the Company for financial reporting purposes, on an accrual basis, in accordance with United States generally accepted accounting principles, consistently applied.

Section 5.3Inspection; Confidentiality.  The Managing Member may keep confidential from the Members (or any of them) for such period of time as the Managing Member determines to be reasonable, any information (a) that the Managing Member believes to be in the nature of trade secrets, (b) the disclosure of which the Managing Member in good faith believes is not in the best interests of the Company or the Managing Member, or (c) that the Company or the Managing Member is required by Law, agreement, or customary commercial practice to keep confidential. Subject to the provisions of the previous sentence, the Members (personally or through an authorized representative) may, for purposes reasonably related to their respective interests in the Company, examine and copy (at their own cost and expense) the books and records of the Company at all reasonable business hours upon reasonable prior notice.

Section 5.4Information to be Provided by Managing Member to Members.  The Company shall deliver (or otherwise make accessible) to each Member a copy of any information mailed or delivered electronically to all of the common stockholders of the Managing Member as soon as practicable after such mailing.

Article VI

ALLOCATIONS

Section 6.1Allocations Generally.  Each Fiscal Year, after adjusting each Member’s Capital Account for all contributions and distributions with respect to such Fiscal Year and after giving effect to the allocations under Section 6.2 for the Fiscal Year, Net Profits and Net Losses shall be allocated among the Members in a manner such that, after such allocations have been made, each Member’s Capital Account balance (which may be a positive, negative, or zero balance) will equal (proportionately) (a) the amount that would be distributed to each such Member, determined as if the Company were to (i) sell all of its Assets for their Asset Values, (ii) satisfy all of its liabilities in accordance with their terms with the proceeds from such sale (limited, with respect to Nonrecourse Liabilities, to the Asset Values of the Assets securing such liabilities), and (iii) distribute the remaining proceeds pursuant to the applicable provision of this Agreement, minus (b) the sum of (x) such Member’s share of the Company Minimum Gain and Member Nonrecourse Debt Minimum Gain and (y) the amount, if any (without duplication of any amount included under clause (x)), that such Member is obligated (or is deemed for U.S. tax purposes to be obligated) to contribute, in its capacity as a Member, to the capital of the Company as of the last day of such Fiscal Year.

Section 6.2Priority Allocations.

(a)Minimum Gain Chargeback, Qualified Income Offset, and Stop Loss Provisions.  Each of (i) the “minimum gain chargeback” provision of Treas. Reg. § 1.704-2(f), (ii) the “chargeback of partner nonrecourse debt minimum gain” provision of Treas. Reg. § 1.704-2(i)(4), (iii) the “qualified income offset” provision in Treas. Reg. § 1.704-1(b)(2)(ii)(d), and (iv) the requirement in Treas. Reg. § 1.704-1(b)(2)(ii)(d)(3) that an allocation “not cause or increase a deficit balance” in a Member’s Capital Account is hereby incorporated by reference as a part of this Agreement.  The Company shall make such allocations as are necessary to comply with those provisions and shall make any determinations with respect to such allocations (to the extent consistent with clauses (i) – (iv) of the preceding sentence).

(b)Nonrecourse Deductions.  Nonrecourse Deductions for any Fiscal Year shall be allocated to the Members in accordance with their Units, unless otherwise determined by the Company.

(c)Member Nonrecourse Deductions.  Any Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Member who bears the economic risk of loss (within the meaning of Treas. Reg. § 1.752-2) with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treas. Reg. § 1.704-2(i)(l).

(d)Special Basis Adjustments.  To the extent an adjustment to the adjusted tax basis of any Company Asset, pursuant to Code section 734(b) or Code section 743(b) is required, pursuant to Treas. Reg. §§ 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of such Member’s interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the Asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company in the event Treas. Reg. § 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Treas. Reg. § 1.704-1(b)(2)(iv)(m)(4) applies.

(e)Ameliorative Allocations.  Any allocations made (as well as anticipated reversing or offsetting regulatory allocations to be made) pursuant to Section 6.2(a)-(d) shall be taken into account in computing subsequent allocations pursuant to this Agreement, so that the net amount for any item so allocated and all other items allocated to each Member pursuant to this Agreement shall be equal, to the extent possible, to the net amount that would have been allocated to each Member pursuant to the provisions of this Agreement if those allocations had not occurred.

Section 6.3Other Allocation Rules.

(a)In General.  Except as otherwise provided in this Section 6.3, for income tax purposes under the Code and the Regulations, each Company item of income, gain, loss, deduction, and credit (collectively, “Tax Items”) shall be allocated among the Members in the same manner as its correlative item of income, gain, loss, deduction, and credit (as calculated for purposes of allocating Net Profits or Net Loss) is allocated pursuant to Section 6.1 and Section 6.2.

(b)Section 704(c) Allocations.  Notwithstanding the provisions of Section 6.3(a) to the contrary, in accordance with Code section 704(c)(1)(A) (and the principles of those provisions) and Treas. Reg. § 1.704-3, Tax Items with respect to any property contributed to the capital of the Company, or after Company property has been revalued under Treas. Reg. § 1.704-1(b)(2)(iv)(f) or (s), shall, solely for U.S. federal, state and local tax purposes, be allocated among the Members so as to take into account any variation between the adjusted basis of such Company property to the Company for U.S. federal income tax purposes and its value as so determined at the time of the contribution or revaluation of Company property.  The Company shall use the “traditional method” with respect to (i) any property contributed to the Company before the IPO and (ii) “reverse section 704(c) allocations” (within the meaning of Treas. Reg. § 1.704-3(a)(6)) arising before or in connection with the IPO. With respected to property contributed or section 704(c) amounts arising from revaluations made after the IPO, the Company may use any method permitted under Treas. Reg. § 1.704-3.  Allocations pursuant to Section 6.3(a) and this Section 6.3(b) are solely for U.S. federal, state, and local tax purposes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of profit, loss, or other items, pursuant to any provision of this Agreement.

(c)Allocations in Respect of Varying Interests.  If any Member’s interest in the Company varies (within the meaning of Code section 706(d)) within a Fiscal Year, whether by reason of a Transfer of a Unit, redemption of a Unit by the Company, or otherwise, Net Profits and Net Losses for that Fiscal Year will be allocated so as to take into account such varying interests in accordance with Code section 706(d) using the daily proration method and/or such other permissible method, methods, or conventions selected by the Company.

(d)Timing and Amount of Allocations of Net Profits and Net Loss.  Net Profits and Net Loss of the Company shall be determined and allocated with respect to each Fiscal Year as of the end of each such year, or at such other time or times determined by the Company.

(e)Modification of Allocations.  The allocations set forth in Section 6.1 and Section 6.2 are intended to comply with certain requirements of the Regulations.  The Company shall be authorized to make, in its reasonable discretion, appropriate modifications to the allocations of Net Profits and Net Losses pursuant to this Agreement in order to comply with Code section 704 or applicable Regulations.  Notwithstanding any provision of this Agreement to the contrary, if the Company reasonably determines an allocation other than the allocations that would otherwise be made pursuant to this Agreement would more appropriately reflect the Members’ interests in the Company, the Company may in its discretion make appropriate adjustments to such allocations.

(f)Allocation of Liabilities Under Code Section 752.  Notwithstanding anything in this Agreement to the contrary, no Member will take, or permit any Affiliate to take, any action that would change the allocation of liabilities for purposes of Code section 752 without the consent of the Company.

Article VII

TAX MATTERS

Section 7.1Provision of Information.

(a)Information to Be Provided by Company to Members.  No later than thirty (30) days after the filing by the Company of the Company’s federal tax return (Federal Form 1065), the Company shall provide to each Member a copy of Schedule K-1 of Federal Form 1065 reporting that Member’s allocable share of items of income, gain, loss, deduction, or credit for such Fiscal Year, and such additional information as is required to be provided on the Schedule K-1 or as such Member may reasonably request for tax purposes, each as determined by the Company.  The Member hereby consents to receive each Schedule K-1 in respect of the Member’s LLC Interest in the Company through electronic delivery.

(b)Information to Be Provided by Members to Company.

(i)Notice of Audit or Tax Examination.  Each Member shall notify the Company within five (5) days after receipt of any notice regarding an audit or tax examination of the Company and upon any request for material information related to the Company by U.S. federal, state, local, or other tax authorities.

(ii)Other Relevant Tax Information.  Each Member shall provide to the Company upon request tax basis information about Assets contributed by it to the Company and such other tax information as reasonably requested by the Company and necessary for it to prepare its financial reports or any tax returns and such other information and/or tax forms as the Company reasonably requests.

(c)No Right to Member Tax Returns.  Notwithstanding anything to the contrary in this Agreement or any right to information under the Act, with respect to the financial statements or tax returns of a Member or its Affiliates, none of the Company, the other Members, such other Member’s Affiliates or any of their respective representatives, will be entitled to review such financial statements or tax returns for any purpose, including in connection with any proceeding or other dispute (whether involving the Company, between the Members, or involving any other Persons).

Section 7.2Tax Elections.  The Company shall have in effect (and shall cause each Subsidiary that is classified as a partnership for U.S. federal income tax purposes to have in effect) an election pursuant to Code section 754 (and any similar provisions of applicable U.S. state or local law) for the Company for the Fiscal Year that includes the date of the IPO and each Fiscal Year in which a sale or exchange (whether partial or complete) occurs.  The Company shall determine whether to make any other available election pursuant to the Code or Regulations that is not otherwise expressly provided for in this Agreement, and the Members hereby consent to all such elections.

Section 7.3Company Tax Returns.  The Company shall use reasonable best efforts to cause to be prepared and timely filed (taking into account available extensions) all federal, state, and local, and non-U.S. tax returns of the Company for each year for which such returns are required to be filed and shall determine the appropriate treatment of each Tax Item of the Company and make all other determinations with respect to such tax returns.

Section 7.4Tax Representative.

(a)Appointment and Replacement of Tax Representative.

(i)Tax Representative.  The Company shall act as the Tax Representative, but the Company may designate another Person to act as the Tax Representative and may remove, replace, or revoke the designation of that Person, or require that Person to resign.  For taxable years beginning on or before December 31, 2017, and for any jurisdiction with respect to which the Company cannot serve as the Tax Representative, however, the Managing Member shall act as the Tax Representative, unless otherwise determined by the Company.

(ii)Designated Individual.  If the Tax Representative is not an individual, the Company shall appoint a “designated individual” for each taxable year (as described in Treas. Reg. § 301.6223-1(b)(3)(ii)) (a “Designated Individual”).

(iii)Approval by Members.  Each Member agrees to execute, certify, acknowledge, deliver, swear to, file, and record at the appropriate public offices such documents as may be deemed necessary or appropriate to evidence the appointments described in Section 7.4(a)(i) and Section 7.4(a)(ii), including statements required to be filed with the tax returns of the Company in order to effect the designation of the Tax Representative or Designated Individual (and any successor).

(b)Authority of the Tax Representative; Delegation of Authority.  The Tax Representative shall have all of the rights, duties, powers, and obligations provided for under the Code, Regulations, or other applicable guidance; provided, that, that if a Person other than the Company is the Tax Representative, the Tax Representative shall in all cases act solely at the direction of the Company.  The Tax Representative may delegate its authority under this Section 7.4(b) to a Designated Individual who shall in all cases act solely at the direction of the Company.

(c)Costs and Indemnification of Tax Representative and Designated Individual.  Without duplication of the provisions of Section 4.3(b), the Company shall pay, or to the extent the Tax Representative or Designated Individual pays, indemnify and reimburse, to the fullest extent permitted by Law, the Tax Representative or Designated Individual for all costs and expenses, including legal and accounting fees (as such fees are incurred) and any claims incurred in connection with any tax audit or judicial review proceeding with respect to the tax liability of the Company.

Section 7.5Tax Audits.

(a)Determinations with Respect to Audits and Other Tax Controversies.  Except to the extent otherwise required by applicable Tax Law (including Code section 6241(11)), the Company (acting directly and/or through the Tax Representative or Designated Individual) shall have the sole authority to make all decisions and determinations with respect to, and shall have sole authority with respect to the conduct of, tax audits or other tax controversies with respect to the Company, and any action taken by the Company (acting directly and/or through the Tax

Representative or Designated Individual) in connection with any such audits or controversies shall be binding upon the Company and the Members and former Members.

(b)Determinations with Respect to Elections.  The Company may make the election “out” under Code section 6221(b) if such an election is available, unless otherwise determined by the Company.  If the Company does not make the election described in the preceding sentence, the Company (acting directly and/or through the Tax Representative or Designated Individual) shall have the sole authority to determine whether to cause the Company to make a Push Out Election with respect to any adjustment that could result in an imputed underpayment (within the meaning of Code section 6225) (an “Imputed Underpayment”).

(c)Responsibility for Payment of Tax; Former Members.

(i)Imputed Underpayment Share.  To the extent the Company is liable for any Imputed Underpayment, the Company shall determine the liability of the Members for a share of such Imputed Underpayment, taking into account the Members’ Units and the status and actions of the Members (including those described in Code section 6225(c)) (such share, an “Imputed Underpayment Share”).

(ii)Payment of Imputed Underpayment Share.  The Company may (A) require a Member who is liable for an Imputed Underpayment Share to pay the amount of its Imputed Underpayment Share to the Company within ten (10) days after the date on which the Company notifies the Member (and in the manner required by the notice) and/or (B) reduce future distributions to the Member, such that the amount determined under clause (A) and (B) equals the Member’s Imputed Underpayment Share.  If a Member fails to pay any amount that it is required to pay the Company in respect of an Imputed Underpayment Share within such ten (10) day period, that amount shall be treated as a loan to the Member, bearing interest at ten percent (10%) annually (which interest shall increase the Member’s Imputed Underpayment Share).  Such loan shall be repayable upon demand by the Company.  If the Member fails to repay the loan upon demand, the full balance of the loan shall be immediately due (including accrued but unpaid interest) and the Company shall have the right to collect the balance in any manner it determines, including by reducing future distributions to that Member provided, however, that no Member may have any Imputed Underpayment Share treated as a loan to the extent it would violate Section 402 of the Sarbanes-Oxley Act of 2002.  Any Member not permitted to treat its Imputed Underpayment Share as a loan due to the provisions of the previous sentence shall pay any Imputed Underpayment Share within ten (10) days after the date of the notice referred to in the first sentence of this Section 7.5(c)(ii).

Section 7.6No Independent Actions or Inconsistent Positions.  Except as required by Law or previously authorized in writing by the Company (which authorization may be withheld in the sole discretion of the Company) no Member shall (i) independently act with respect to tax matters (including, but not limited to, audits, litigation and controversies) affecting or arising from the Company, or (ii) treat any Company item inconsistently on such Member’s income tax return with the treatment of the item on the Company’s tax return and/or the Schedule K-1 (or other written information statement) provided to such Member.  Solely to the extent required by Law, this Section 7.6 shall not apply with respect to any “special enforcement matter” described in Code section 6241(11).

Section 7.7United States Person.  Each Member represents and covenants that, for U.S. federal income tax purposes, it is and will at all times remain a “United States Person,” within the meaning of Code section 7701, or is a disregarded entity the assets of which are treated as owned by a United States Person under Treas. Reg. §§ 301.7701-1, 301.7701-2, and 301.7701-3.

Section 7.8State, Local, and Non-U.S. Tax Law.  The provisions of this Agreement with respect to U.S. federal income tax shall apply, mutatis mutandis, with respect to any similar provisions of state, local, or non-U.S. tax law as determined by the Company.

Section 7.9Survival of Obligations. For purposes of this Article VII, the term “Member” shall include a former Member to the extent determined by the Company.  The rights and obligations of each Member and former Member under this Article VII shall survive the Transfer by such Member of its Units (or withdrawal by a Member or redemption of a Member’s Units) and the dissolution of the Company until ninety (90) days after the applicable statute of limitations.  Section 7.4, Section 7.5, and this Section 7.9 shall not be amended without the prior written consent of any Member or former Member that would be adversely impacted by such amendment.

Section 7.10Taxes Other Than U.S. Federal Income Taxes.  The provisions of this Agreement with respect to U.S. federal income tax shall apply, mutatis mutandis, with respect to any similar provisions of state, local, or non-U.S. tax law as determined by the Company.

Section 7.11Tax Classification.  The parties intend that the Company shall be classified as a partnership for United States federal, state, and local tax purposes.  The parties intend that the Subsidiaries of the Company shall be classified either as disregarded entities or as partnerships for United States federal, state, and local tax purposes.  No Person shall take any action inconsistent with such classifications.

Section 7.12Accounting and Fiscal Year.  Unless otherwise determined by the Company or required by Code section 706, the fiscal year of the Company (the “Fiscal Year”) shall be June 30, 2020 to June 30, 2021, July 1, 2021 to December 31, 2021 and then for each subsequent fiscal year, shall be the period commencing on January 1 of each calendar year and ending on December 31 of the same calendar year, or, in the case of the first and last Fiscal Years of the Company, the fraction thereof commencing on the date of this Agreement or ending on the date on which the winding-up of the Company is completed, as the case may be.

Section 7.13Capital Accounts.  The Company or Managing Member shall establish and maintain a capital account for each Member in accordance with Treas. Reg. § 1.704-1(b)(2)(iv) (each, a “Capital Account”).  The Company may maintain Capital Account sub-accounts for different classes of Units, and any provisions of this Agreement pertaining to Capital Account maintenance shall apply, mutatis mutandis, to those sub-accounts.

Article VIII

UNIT TRANSFERS AND member WITHDRAWALS

Section 8.1Transfer Generally Prohibited.  No Units shall be Transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article VIII.  Any

Transfer or purported Transfer of a Unit not made in accordance with this Article VIII shall be null and void ab initio.  Membership Interests shall not be subject to the claims of any creditor, to any spouse for alimony or support, or to legal process, and may not be voluntarily or involuntarily alienated or encumbered except as may be specifically provided for in this Agreement.

Section 8.2Conditions Generally Applicable to All Transfers.  All Transfers are subject to the satisfaction of the following conditions:

(a)Transfers by Members Other than the Managing Member:

(i)Consent of Managing Member.  No Member that is not the Managing Member shall Transfer any portion of its Membership Interest to any transferee without the consent of the Managing Member unless such Transfer is pursuant to a Related Party Transfer.

(ii)Assumption of Obligations.  The transferee shall assume, by operation of Law or express agreement, all of the obligations of the transferor Member under this Agreement with respect to such Transferred Membership Interest, and no such Transfer (other than pursuant to a statutory merger or consolidation pursuant to which all obligations and liabilities of the transferor Member are assumed by a successor corporation by operation of Law) shall relieve the transferor Member of its obligations under this Agreement without the approval of the Managing Member.  Any transferee, whether or not admitted as a Substituted Member, shall take subject to the obligations of the transferor Member under this Agreement.  Unless admitted as a Substituted Member, no transferee, whether by a voluntary Transfer, by operation of Law or otherwise, shall have any rights under this Agreement.

(b)Transfers by the Managing Member.

(i)Consent of Members.  The Managing Member may not Transfer any of its Units without the consent of a Majority-in-Interest of the Members, except in connection with an Applicable Sale or Termination Transaction approved by the Board of Directors.

(ii)Transfer to Subsidiary.  Subject to compliance with the other provisions of this Article VIII, the Managing Member may Transfer all of its Units at any time to any Person that is, at the time of such Transfer, a direct or indirect wholly owned Subsidiary of the Managing Member without the consent of any Member and may designate the transferee to become the new Managing Member for all purposes of this Agreement.

(c)Other Restrictions on Transfer.  In addition to any other restrictions on Transfer in this Agreement, no Member may Transfer a Unit (including by way of acquisition of Units by the Managing Member, or any other acquisition of Units by the Company) if the Company determines:

(i)Based on the advice of nationally recognized tax counsel, such Transfer would create a material risk of the Company being classified as an association taxable as a corporation for U.S. federal, state, or local income tax purposes; provided, that a Transfer by a Member or its Affiliates shall not be prohibited under this Section 8.2(c)(i) if the Member (or its Affiliate) obtains a tax opinion from nationally recognized tax counsel that the Transfer will not result in the Company being classified as an association taxable as a corporation for U.S. federal, state, or local income tax purposes;

(ii)That the Transfer would be to any Person or entity who lacks the legal right, power or capacity to own a Membership Interest;

(iii)That the Transfer would be in violation of Law;

(iv)That the Transfer would be of any fractional or component portion of a Unit or Membership Interest, such as the Capital Account, or rights to distributions, separate and apart from all other components of a Unit;

(v)That the Transfer would create a material risk that the Company would become, with respect to any employee benefit plan subject to Title I of ERISA, a “party-in-interest” (as defined in ERISA Section 3(14)) or a “disqualified Person” (as defined in Code section 4975(c));

(vi)Based on the advice of counsel, that the Transfer would create a material risk that any portion of the Assets would constitute assets of any employee benefit plan pursuant to Department of Labor Reg. § 2510.2-101;

(vii)That the Transfer would require the registration of such Membership Interest pursuant to any applicable federal or state securities Laws;

(viii)Based on advice of counsel, that such Transfer would create a material risk that the Company would become a reporting company under the Exchange Act; or

(ix)Based on the advice of counsel, that the Transfer would subject the Company to regulation under the Investment Company Act of 1940, the Investment Advisors Act of 1940 or ERISA, each as amended.

Section 8.3Drag-Along Rights.

(a)General.  If at any time the Managing Member and/or its Affiliates (excluding, for purposes of this Section 8.3, the Company and its Subsidiaries) desire to Transfer in one or more transactions a sufficient portion of its and/or their Units (or any beneficial interest therein) to constitute a change of Control of the Company in an arm’s-length transaction to a bona fide third party that is not an Affiliate of the Managing Member (an “Applicable Sale”), the Managing Member may require each other Member to sell the same ratable share of its Membership Interests as is being sold by the Managing Member and such Affiliates (based upon the total Membership Interests held by the Managing Member and its Affiliates at such time) on the same terms and conditions (“Drag-Along Right”).  The Managing Member may in its sole discretion elect to cause the Managing Member and/or the Company to structure the Applicable Sale as a merger or consolidation or as a sale of the Company’s Assets.  No Member shall have any dissenters’ rights, appraisal rights or similar rights in connection with any Applicable Sale, and no Member may object to any subsequent liquidation or other distribution of the proceeds from an Applicable Sale that is a sale of Assets.  Each Member agrees to consent to, and raise no objections against, an Applicable Sale.  In the event of the exercise by the Managing Member of its Drag-Along Right pursuant to this Section 8.3, each Member shall take all reasonably necessary and desirable actions approved by the Managing Member in connection with the consummation of the Applicable Sale, including the execution of such agreements and such instruments and other actions reasonably necessary to provide customary and reasonable representations, warranties, indemnities, covenants, conditions and other agreements relating to such Applicable Sale and to otherwise effect the transaction; provided, however, that (A) such Members shall not be required to give disproportionately greater or more onerous representations, warranties, indemnities, or covenants than the Managing Member or its Affiliates, (B) such Members shall not be obligated to bear any share of the out-of-pocket expenses, costs, or fees (including attorneys’ fees) incurred by the Company or its Affiliates in connection with such Applicable Sale unless and to the extent that such expenses, costs, and fees were incurred for the benefit of the Company or all of its Members, (C) such Members shall not be obligated or otherwise responsible for more than their proportionate shares of any indemnities or other liabilities incurred by the Company and the Members as sellers in respect of such Applicable Sale, and (D) any indemnities or other liabilities approved by the Managing Member shall be limited, in respect of each Member, to such Member’s share of the proceeds from the Applicable Sale.

(b)Notice.  At least five (5) Business Days before consummation of an Applicable Sale, the Managing Member shall (i) provide the Members written notice (the “Applicable Sale Notice”) of the Applicable Sale, which notice shall contain (A) the name and address of the third-party purchaser, (B) the proposed purchase price, terms of payment, and other material terms and conditions of the purchaser’s offer, together with a copy of any binding agreement with respect to the Applicable Sale and (C) notification of whether the Managing Member has elected to exercise its Drag-Along Right and (ii) promptly notify the Members of all proposed changes to the material terms and keep the Members reasonably informed as to all material terms relating to the Applicable Sale or contribution, and promptly deliver to the Members copies of all final material agreements relating to the Applicable Sale not already provided in accordance with this Section 8.3(b) or otherwise.  The Managing Member shall provide the Members written notice of the termination of an Applicable Sale within five (5) Business Days following such termination, which notice shall state that the Applicable Sale Notice served with respect to such Applicable Sale is rescinded.

Section 8.4Substituted Members.

(a)Admission as Member.  A transferee of Units of a Member may be admitted as a Substituted Member only with the consent of the Company; provided, however, that a Related-Party Transferee shall be admitted as a Substituted Member without the consent of the Company, subject to compliance with Section 8.4(b).  The failure or refusal by the Company to permit a transferee of Units to become a Substituted Member shall not give rise to any cause of action against the Company or the Managing Member.  A transferee who has been admitted as a Substituted Member in accordance with this Article VIII shall have all the rights and powers and be subject to all the restrictions and liabilities of a Member under this Agreement.

(b)Documents to be Provided by Transferee.  No transferee shall be admitted as a Substituted Member until and unless it furnishes to the Managing Member (i) evidence of acceptance, in form and substance satisfactory to the Managing Member, of all the terms, conditions and applicable obligations of this Agreement, (ii) a counterpart signature page to this

Agreement executed by such transferee and (iii) such other documents and instruments as the Managing Member may require to effect such transferee’s admission as a Substituted Member.

(c)Amendment of Books and Records.  In connection with, and as evidence of, the admission of a Substituted Member, the Managing Member or Company shall amend the Register and the books and records of the Company to reflect the name, address and number of Units of such Substituted Member and to eliminate or adjust, if necessary, the name, address and number of Units of the predecessor of such Substituted Member.

Section 8.5Company Right to Call Membership Interests.  Beginning on the date on which the aggregate Percentage Interests of the Members (other than the Managing Member and its Subsidiaries) are less than ten (10) percent, the Company shall have the right, but not the obligation, from time to time and at any time to redeem all (but not less than all) outstanding Class B Common Units by treating each Member as an Exchangeable Unit Member who has delivered an Elective Exchange Notice pursuant to Section 12.1(b) in respect of all of such Exchangeable Unit Member’s Class B Common Units.  The Company shall exercise this right by giving notice to an Exchangeable Unit Member stating that the Company has elected to exercise its rights under this Section 8.5.  The notice given by the Company to an Exchangeable Unit Member pursuant to this Section 8.5 shall be treated as if it were an Elective Exchange Notice delivered to the Company by such Exchangeable Unit Member.  For purposes of this Section 8.5, the provisions of Article VI shall apply except to the extent otherwise determined by the Company.

Section 8.6Withdrawal.

(a)Permissible Withdrawals.  Subject to any Unit Designation, no Member may withdraw from the Company other than:

(i)As a result of a Permitted Transfer of all of such Member’s Units in accordance with this Article VIII with respect to which the transferee becomes a Substituted Member;

(ii)Pursuant to an acquisition by the Managing Member of all of its Membership Interests; or

(iii)With the consent of the Company.

(b)Consequences of Withdrawal.  Any Member who Transfers all of its Units in a Transfer (i) permitted pursuant to this Article VIII where such transferee was admitted as a Substituted Member or (ii) to the Managing Member, whether or not pursuant to Section 12.1, shall cease to be a Member but shall continue to have the obligations of a former Member that are expressly set forth in this Agreement.

Section 8.7Restrictions on Termination Transactions.

(a)General.  Except as provided in Section 8.7(b), neither the Company nor the Managing Member shall engage in, or cause or permit, a Termination Transaction.

(b)Consent.  The Company or Managing Member may engage in, cause, or permit a Termination Transaction only if one of the following conditions is satisfied:

(i)A Majority-in-Interest of the Members gives Consent;

(ii)In connection with any such Termination Transaction, each holder of Common Units (other than the Managing Member and its wholly owned Subsidiaries) will receive, or will have the right to elect to receive, for each Common Unit an amount of cash, securities or other property equal to the greatest amount of cash, securities or other property paid to a holder of one share of Class A Common Stock in consideration of one share of Class A Common Stock pursuant to the terms of such Termination Transaction; provided, that if, in connection with such Termination Transaction, a purchase, tender or exchange offer shall have been made to and accepted by the holders of a majority of the outstanding Class A Common Stock, each holder of Common Units (other than the Managing Member and its wholly owned Subsidiaries) will receive, or will have the right to elect to receive, the greatest amount of cash, securities or other property which such holder of Common Units would have received had it exercised its right to Exchange pursuant to Article XII and received Class A Common Stock in exchange for its Common Units immediately prior to the expiration of such purchase, tender or exchange offer and had thereupon accepted such purchase, tender or exchange offer and then such Termination Transaction shall have been consummated; or

(iii)All of the following conditions are met: (1) substantially all of the Assets directly or indirectly owned by the Company before the announcement of the Termination Transaction are, immediately after the Termination Transaction, owned directly or indirectly by the Company or another limited partnership or limited liability company that is the survivor of a merger, consolidation or combination of assets with the Company (in each case, the “Surviving Company”); (2) the Surviving Company is classified as a partnership for U.S. federal income tax purposes and each of its Subsidiaries is classified as a partnership or a disregarded entity for U.S. federal income tax purposes; (3) the rights of such Members with respect to the Surviving Company (including pursuant to a Tax Receivable Agreement) are at least as favorable as those of Members holding Common Units immediately before the consummation of such transaction (except to the extent that any such rights are consistent with clause (4) of this Section 8.7(b)(iii)) and as those applicable to any other limited partners or non-managing members of the Surviving Company; and (4) such rights include the right to cause their interests in the Surviving Company to be redeemed at any time or times for cash in an amount equal to the Fair Market Value of such interest at the time of redemption, as determined at least once every calendar quarter by an independent appraisal firm of recognized national standing retained by the Surviving Company.

Section 8.8Incapacity.  If a Member is subject to Incapacity, the executor, administrator, trustee, committee, guardian, conservator, or receiver of such Member’s estate shall have the same rights as the Incapacitated Member possessed to Transfer its Units.  The Incapacity of a Member, in and of itself, shall not dissolve or terminate the Company.

Section 8.9Withholding With Respect to a Transfer of Units.  A Member making a Transfer permitted by this Agreement shall, unless otherwise determined by the Company, (i) have delivered to the Company an affidavit of non-foreign status with respect to such transferor Member that satisfies the requirements of Code section 1446(f)(2) or other documentation establishing a valid exemption from withholding pursuant to Code section 1446(f) or (ii) ensure that, contemporaneously with the Transfer, the transferee of such interest properly withholds and remits to the IRS the amount of tax required to be withheld upon the Transfer by Code section 1446(f) (and promptly provide evidence to the Company of such withholding and remittance).  In connection with any such Transfer, the transferor Member and transferee of such interest shall agree to jointly and severally indemnify and hold harmless the Company against any loss (including taxes, interest, penalties, and any related expenses) arising out of any failure to comply with the provisions of this Section 8.9.

Article IX

ADMISSION OF MEMBERS

Section 9.1Members; Admission of Additional Members.

(a)Requirements for Admission.  A Person (other than a then-existing Member) who makes a Capital Contribution to the Company in exchange for Units and in accordance with this Agreement shall be admitted to the Company as an Additional Member only upon furnishing to the Managing Member (i) evidence of acceptance, in form and substance satisfactory to the Managing Member, of all of the terms and conditions of this Agreement, including the power of attorney granted in Section 13.1, (ii) a counterpart signature page to this Agreement executed by such Person, and (iii) such other documents or instruments as may be required by the Managing Member in order to effect such Person’s admission as an Additional Member.  In connection with, and as evidence of, the admission of an Additional Member, the Managing Member shall amend the Register and the books and records of the Company to reflect the name, address, number and type of Units of such Additional Member.

(b)Consent of Company Required.  Notwithstanding anything to the contrary in this Section 9.1, no Person shall be admitted as an Additional Member without the consent of the Company.  The admission of any Person as an Additional Member shall become effective on the date determined by the Company (but in no case earlier than the satisfaction of all the conditions set forth in Section 9.1(a)).

Section 9.2Limit on Number of Members.  Unless otherwise permitted by the Managing Member, no Person shall be admitted to the Company as an Additional Member if the effect of such admission would be to cause the Company to have a number of Members (including as Members for this purpose those Persons indirectly owning an interest in the Company through another partnership, a limited liability company, a subchapter S corporation or a grantor trust) that would (i) cause the Company to become a reporting company under the Exchange Act or (ii) result in the Company at any time during its taxable year having more than 100 members, within the meaning of Treas. Reg. § 1.7704-1(h)(1)(ii) (taking into account Treas. Reg. § 1.7704-1(h)(3)).

Article X

DISSOLUTION, LIQUIDATION AND TERMINATION

Section 10.1Dissolution Generally.

(a)Dissolution Only in Accordance with this Agreement.  The Company shall not be dissolved by the substitution of Members or the admission of Additional Members in accordance with the terms of this Agreement.  The Company may be dissolved, liquidated and terminated only pursuant to the provisions of this Article X, and the Members hereby irrevocably waive any and all other rights they may have to cause a dissolution of the Company or a sale or partition of any or all of the Company’s Assets.

(b)Termination of Members.  The death, retirement, resignation, expulsion, Bankruptcy, insolvency or dissolution of a Member or the occurrence of any other event that terminates the continued membership of a Member in the Company shall not in and of itself cause dissolution of the Company.

Section 10.2Events Causing Dissolution.

(a)Actions by Members.  No Member shall take any action to dissolve, terminate or liquidate the Company or to require apportionment, appraisal or partition of the Company or any of its Assets, or to file a bill for an accounting, except as specifically provided in this Agreement, and each Member, to the fullest extent permitted by Law, waives any rights to take any such actions under Law, including any right to petition a court for judicial dissolution under Section 18-802 of the Act.

(b)Liquidating Events.  The Company shall be dissolved and its affairs shall be wound up upon the occurrence of any of the following events (each, a “Liquidating Event”):

(i)an election to dissolve the Company made by the Managing Member, with the Consent of a Majority-in-Interest of the Members;

(ii)the expiration of forty-five (45) days after the sale or other disposition of all or substantially all Assets; or

(iii)any other event which results in a mandatory dissolution under the Act.

Section 10.3Distribution upon Dissolution.

(a)Order of Distributions.  Upon the dissolution of the Company pursuant to Section 10.2, the Managing Member (or, in the event that the Managing Member has dissolved, become Bankrupt or ceased to operate, any Person elected by a Majority-in-Interest of the Members (the Managing Member or such other Person, the “Liquidator”)) shall be responsible for overseeing the winding up and dissolution of the Company and shall take full account of the Company’s Assets and liabilities, and the Company’s Assets shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom (which may, to the extent determined by the Managing Member, include shares of stock in the Managing Member) shall be applied and distributed in the following order:

(i)First, to the satisfaction of all of the Company’s Debts and liabilities to creditors, including Members who are creditors (other than with respect to liabilities owed to Members in satisfaction of liabilities for previously declared distributions), whether by payment or the making of reasonable provision for payment thereof;

(ii)Second, to the satisfaction of all of the Company’s liabilities to the Members in satisfaction of liabilities for previously declared distributions, whether by payment or the making of reasonable provision for payment thereof; and

(iii)The balance, if any, to the Members, in the same order of priorities provided for in Article III.

(b)Discretion of Liquidator and Managing Member.

(i)Notwithstanding the provisions of Section 10.3(a) that require liquidation of the Assets, but subject to the order of priorities set forth therein, if prior to or upon dissolution of the Company, the Liquidator determines that an immediate sale of part or all of the Company’s Assets would be impractical or would cause undue loss to the Members, the Liquidator may, in its sole and absolute discretion, defer for a reasonable time the liquidation of any Assets except those necessary to satisfy liabilities of the Company (including to those Members as creditors) and/or distribute to the Members, in lieu of cash, as tenants in common and in accordance with the provisions of Section 10.3(a), undivided interests in such Company Assets as the Liquidator deems not suitable for liquidation.  Any such distributions in kind shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operation of such properties at such time.  The Liquidator shall determine the Fair Market Value of any property distributed in kind using such reasonable method of valuation as it may adopt.

(ii)In the sole and absolute discretion of the Managing Member, a pro rata portion of the distributions that would otherwise be made to the Members pursuant to this Article X may be:

A)Distributed to a trust established for the benefit of the Managing Member and the Members for the purpose of liquidating Company Assets, collecting amounts owed to the Company, and paying any contingent or unforeseen liabilities or obligations of the Company or of the Managing Member arising out of or in connection with the Company and/or Company activities.  The assets of any such trust shall be distributed to the Members, from time to time, in the reasonable discretion of the Managing Member, in the same proportions and amounts as would otherwise have been distributed to the Members pursuant to this Agreement; or

B)Withheld or escrowed to provide a reasonable reserve for Company liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Company, provided that such withheld or escrowed amounts shall be distributed to the Members in the manner and order of priority set forth in Section 10.3(a) as soon as practicable.

Section 10.4Rights of Members.  Except as otherwise provided in this Agreement and subject to the rights of any Member set forth in a Unit Designation, (a) each Member shall look solely to the Assets for the return of its Capital Contribution, (b) no Member shall have the right or power to demand or receive property other than cash from the Company, and (c) no Member shall have priority over any other Member as to the return of its Capital Contributions, distributions, or allocations.

Section 10.5Termination.  The Company shall terminate when all of the Assets, after payment of or due provision for all Debts, liabilities, and obligations of the Company, have been distributed to the Members in the manner provided for in this Article X and the Certificate of Formation shall have been cancelled in the manner required by the Act.

Article XI

PROCEDURES FOR ACTIONS AND CONSENTS
OF MEMBERS; AMENDMENTS; MEETINGS

Section 11.1Actions and Consents of Members.  The actions requiring Consent of any Member pursuant to this Agreement or otherwise pursuant to Law are subject to the procedures set forth in this Article XI.

Section 11.2Amendments.  Except as otherwise required or permitted by this Agreement (including Section 4.1(f)), amendments to this Agreement must be approved by the Managing Member and a Majority-in-Interest of the Members.  Upon obtaining any such Consent, or any other Consent required by this Agreement, and without further action or execution by any other Person, including any Member, (i) any amendment to this Agreement may be implemented and reflected in a writing executed solely by the Managing Member, and (ii) the Members shall be deemed a party to and bound by such amendment of this Agreement.

Section 11.3Procedures for Meetings and Actions of the Members.

(a)Time; Quorum; Consent.  Meetings of the Members may be called only by the Managing Member and shall state the nature of the business to be transacted.  Notice of any such meeting shall be given to all Members entitled to act at the meeting not less than two (2) days nor more than ninety (90) days prior to the date of such meeting.  Members may vote in Person or by proxy at such meeting.  Unless approval by a different number or proportion of the Members is required by this Agreement or any Unit Designation, the affirmative vote of a Majority-in-Interest of the Members shall be sufficient to approve such proposal at a meeting of the Members.  Whenever the Consent of any Members is permitted or required under this Agreement, such Consent may be given at a meeting of Members or in accordance with the procedure prescribed in Section 11.3(b).

(b)Written Consents.  Any action requiring the Consent of any Member or a group of Members pursuant to this Agreement or that is required or permitted to be taken at a meeting of the Members may be taken without a meeting if a Consent in writing or by electronic transmission setting forth the action so taken or consented to is given by Members whose affirmative vote would be sufficient to approve such action or provide such Consent at a meeting of the Members.  Such Consent may be in one instrument or in several instruments and shall have the same force and effect as the affirmative vote of such Members at a meeting of the Members.  Such Consent shall be filed with the Managing Member.  An action so taken shall be deemed to have been taken at a meeting held on the effective date so certified.  For purposes of obtaining a Consent in writing or by electronic transmission, the Managing Member may require a response within a reasonable specified time, but not less than two (2) days after receipt of notice, and failure to respond in such time period shall constitute a Consent that is consistent with the Managing Member’s recommendation with respect to the proposal; provided, however, that an action shall become effective at such time as requisite Consents are received even if prior to such specified time.

(c)Proxy.  Each Member entitled to act at a meeting of Members may authorize any Person or Persons to act for it by proxy on all matters in which a Member is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting.  Each proxy must be signed by the Member or its attorney-in-fact.  No proxy shall be valid after the expiration of eleven (11) months from the date thereof unless otherwise provided in the proxy (or there is receipt of a proxy authorizing a later date).  Every proxy shall be revocable at the pleasure of the Member executing it, such revocation to be effective upon the Company’s receipt of written notice of such revocation from the Member executing such proxy, unless such proxy states that it is irrevocable and is coupled with an interest.

(d)Record Date for Meetings.  The Managing Member may set, in advance, a Record Date for the purpose of determining the Members (i) entitled to Consent to any action, (ii) entitled to receive notice of or vote at any meeting of the Members or (iii) in order to make a determination of Members for any other proper purpose.  Any such date shall not be before the close of business on the day the Record Date is fixed and shall be not more than ninety (90) days and, in the case of a meeting of the Members, not less than two (2) days, before the date on which the meeting is to be held.  If no Record Date is fixed, the Record Date for the determination of Members entitled to notice of or to vote at a meeting of the Members shall be at the close of business on the day on which the notice of the meeting is sent, and the Record Date for any other determination of Members shall be the effective date of such Member action, distribution or other event.  When a determination of the Members entitled to vote at any meeting of the Members has been made as provided in this section, such determination shall apply to any adjournment thereof.

(e)Conduct of Meetings.  Each meeting of Members shall be conducted by the Managing Member or such other Person as the Managing Member may appoint pursuant to such rules for the conduct of the meeting as the Managing Member or such other Person deems appropriate.

(f)Waivers.  Any time period for notice with respect to meetings or consents of the Members may be waived by a Member as to such Member.

Article XII

EXCHANGE RIGHTS

Section 12.1Elective and Mandatory Exchanges.

(a)Elective Exchanges.  An Exchangeable Unit Member shall have the right, from time to time, to surrender Exchangeable Units, along with an equivalent number of shares of Class B Common Stock (in each case, free and clear of all liens, encumbrances, rights of first refusal and similar restrictions, except for those arising under this Agreement) to the Company or the Managing Member and to thereby cause the Company or the Managing Member to deliver to that Exchangeable Unit Member (or its designee) the Exchange Consideration as set forth in Section 12.3 (an “Elective Exchange”).  Exchangeable Unit Members shall not have the right to effect an Elective Exchange for less than any Minimum Exchangeable Amount established from time to time by the Managing Member or at times to not permitted by the Policies established from time to time by the Managing Member, in each case without the consent of the Managing Member or as otherwise provided in this Agreement. The Managing Member shall have the authority to set and amend any Minimum Exchangeable Amount and establish and amend Policies in its reasonable discretion taking into account reasonable and appropriate liquidity interests of Exchangeable Unit Members.

(b)Exchange Notice.  An Exchangeable Unit Member shall exercise its right to an Elective Exchange by delivering to the Company, with a contemporaneous copy delivered to the Managing Member, in each case during normal business hours at the principal executive offices of the Company and the Managing Member, respectively, a written election of exchange in respect of the Exchangeable Units to be exchanged (an “Elective Exchange Notice”), duly executed by such the Exchangeable Unit Member.  An Elective Exchange Notice must be delivered at least one week before the proposed Elective Exchange Date or such other date as may be specified in the Policies then in effect, unless otherwise consented by the Managing Member.

(i)An Exchangeable Unit Member may specify, in an applicable Elective Exchange Notice, that the Elective Exchange is to be contingent (including as to timing) upon the occurrence of any transaction or event, including the consummation of a purchase by another Person (whether in a tender or exchange offer, an underwritten offering, change of control transaction or otherwise) of shares of Class A Common Stock or any merger, consolidation or other business combination. The failure of such contingency to occur shall terminate all of the Exchangeable Unit Member’s, Company’s and Managing Member’s rights and obligations arising from that particular Elective Exchange Notice, and all actions taken to effect the Elective Exchange contemplated by that Elective Exchange Notice shall be deemed rescinded.

(ii)After the Elective Exchange Notice and corresponding Certificates have been delivered to the Managing Member, and unless such Exchangeable Unit Member timely has delivered a Retraction Notice pursuant to Section 12.1(b)(iii) or the Company or Managing Member, as applicable, has refused to honor the request in full pursuant to Section 12.2(c), the Company or Managing Member, as applicable, will effect the Elective Exchange in accordance with the Policies and inform the Exchangeable Unit Member of the effective date of such Elective Exchange (the “Elective Exchange Date”).

(iii)Notwithstanding any provisions of this Agreement to the contrary, if there is a five percent (5%) or greater drop in the reported closing trading price of a share of Class A Common Stock on the principal U.S. securities exchange or automated or electronic quotation system on which the Class A Common Stock trades after the delivery of an Elective Exchange Notice and prior to 5:00 p.m., Pacific time, on the Business Day immediately prior to the applicable Elective Exchange Date (the “Retraction Deadline”), an Exchangeable Unit Member may withdraw or amend its Elective Exchange Notice, in whole or in part, by giving written notice at any time prior to the Retraction Deadline (a “Retraction Notice”) to the Company (with a copy to the Managing Member) specifying (A) the number of withdrawn Exchangeable Units and an equivalent number of shares of Class B Common Stock and (B) the number of Exchangeable Units and an equivalent number of shares of Class B Common Stock as to which the Elective Exchange Notice remains in effect. The timely delivery of a Retraction Notice indicating an entire withdrawal of the Elective Exchange Notice shall terminate all of the Exchangeable Unit Member’s, Company’s and Managing Member’s rights and obligations arising from that particular Elective Exchange Notice, and all actions taken to effect the Elective Exchange contemplated by that Elective Exchange Notice shall be deemed rescinded.

(c)Mandatory Exchange Events.  Units are subject to Mandatory Exchange in each of the following circumstances:

(i)pursuant to Section 8.5; or

(ii)in the discretion of the Managing Member, with the consent of Members whose Class B Units represent fifty percent (50%) of the Class B Units of all Members in the aggregate, all Members may be required to exchange all Class B Units then held by the Members.

(d)Mandatory Exchange Mechanics. Upon the occurrence of either of the circumstances set out in Section 12.1(c) the Managing Member may exercise its right to cause a mandatory exchange of a Member’s Exchangeable Units and an equivalent number of shares of Class B Common Stock (a “Mandatory Exchange”) by delivering to each Member a written notice pursuant to the notice provisions in Section 13.6 (a “Mandatory Exchange Notice”) specifying the basis for the Mandatory Exchange, the Exchangeable Units of the Company to which the Mandatory Exchange applies, and the effective date of such Mandatory Exchange (the “Mandatory Exchange Date”), which shall be no earlier than ten (10) Business Days after delivery of the Mandatory Exchange Notice. The Member receiving the Mandatory Exchange Notice shall use its best efforts to deliver to the Certificates representing the applicable Exchangeable Units and shares of Class B Common Stock no later than the Mandatory Exchange Date. Upon the Mandatory Exchange Date, the Company will effect the Mandatory Exchange in accordance with the Policies.

Section 12.2Additional Terms Applying to Exchanges.

(a)Concurrent Exchange of Class B Common Stock.  No Exchange of Class B Common Units may be made without a concurrent Exchange of an equivalent number of shares of Class B Common Stock.  Any shares of Class B Common Stock surrendered in an Exchange shall automatically be deemed retired without any action on the part of any Person, including the

Managing Member. Any such retired shares of Class B Common Stock shall no longer be outstanding, all rights with respect to such shares shall automatically cease and terminate, and such shares shall return to the status of authorized but unissued shares of the Managing Member.

(b)Authority of Board of Directors to Limit or Deny Exchange.  The Board of Directors (or a committee thereof to which the Board of Directors has delegated such authority) may, in its sole discretion, deny or limit, in whole or in part, any Exchange that fails to comply with any requirements therefor or limitations with respect thereto that the Company, the Managing Member, or the Board of Directors may have established, or that, if effected, would adversely affect the Managing Member or the Company as determined by the Board of Directors (or a committee thereof to which the Board of Directors has delegated such authority) in its sole discretion. In particular, an Exchangeable Unit Member shall not be entitled to an Exchange, and the Company and the Managing Member shall have the right to refuse to honor any request for an Exchange, at any time or during any period if the Company or the Managing Member determines, after consultation with counsel, that such Exchange (x) would be prohibited by law or regulation (including, without limitation, the unavailability of a registration of such Exchange under the Securities Act or an exemption from the registration requirements thereof) or (y) would not be permitted under any agreement with the Company, the Managing Member or any of their subsidiaries to which the applicable Exchangeable Unit Member is party or (solely in the case of an Exchange requested by an officer, director or other personnel of the Company, the Managing Member or any of their subsidiaries) any written policies of the Managing Member related to restrictions on trading applicable to its officers, directors or other personnel.

(c)Publicly Traded Partnership. Notwithstanding anything contrary to the advice of counsel, if the Managing Member determines that an Exchange would pose a material risk that the Company would become a “publicly traded partnership” under Code section 7704, the Exchange shall be null and void.

(d)Rights of Exchangeable Unit Member.  On an Exchange Date, all rights of the Exchangeable Unit Member as a holder of the Exchangeable Units and shares of Class B Common Stock that are subject to the Exchange shall cease, and, unless the Company or Managing Member, as applicable, has elected Cash Settlement as to all Exchangeable Units tendered, such Exchangeable Unit Member (or its designee) shall be treated for all purposes as having become the record holder of the shares of Class A Common Stock to be received by the Exchangeable Unit Member in respect of such Exchange.

(e)Right of Managing Member to Acquire Exchangeable Units.  The Managing Member shall have the right but not the obligation (in lieu of the Company) to have the Managing Member acquire Exchangeable Units and an equivalent number of shares of Class B Common Stock directly from an Exchangeable Unit Member for the elected Exchange Consideration.

(f)Expenses(g). Except as otherwise agreed by the Company, the Managing Member and an Exchangeable Unit Member, the Company, the Managing Member, and each Exchangeable Unit Member shall bear their own expenses in connection with the consummation of any Exchange, whether or not any such Exchange is ultimately consummated, except that the Managing Member shall bear any transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, any Exchange; provided, however, that if any shares of Class A Common Stock are to be delivered pursuant to an Elective Exchange in a name other than that of the Member that requested the Exchange (or The Depository Trust Company or its nominee for the account of a participant of The Depository Trust Company that will hold the shares for the account of such Member) or the Cash Settlement is to be paid to a Person other than the Exchangeable Unit Member that requested the Exchange, then such Member or the Person in whose name such shares are to be delivered or to whom the Cash Settlement is to be paid shall pay to the Managing Member the amount of any transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, such Exchange or shall establish to the reasonable satisfaction of the Managing Member that such tax has been paid or is not payable.

(g)Limitation.  For the avoidance of doubt, in the event that the Company or the Managing Member consolidates, merges, combines or consummates any other transaction in which shares of Class A Common Stock are exchanged for or converted into other stock or securities, or the right to receive cash and/or any other property, no Minimum Exchangeable Amount or Policies or other provisions of this Article XII shall limit the right of any Exchangeable Unit Member to effect an Elective Exchange in order to receive Class A Common Stock in advance of consummation of any such consolidation, merger or other such transaction unless in connection with any such consolidation, merger, combination or other transaction each share of Class B Common Stock and/or Class B Unit shall be entitled to be exchanged for or converted into the same kind and amount of stock or securities, cash and/or any other property, as the case may be, into which or for which each share of Class A Common Stock is exchanged or converted; provided, that the consideration for each share of Class B Common Stock and/or Class B Unit shall be deemed the same kind and amount into which or for which each share of Class A Common Stock is exchanged or converted, so long as any differences in the kind and amount of stock or securities, cash and/or any other property are intended (as determined by the Board of Directors in good faith) to maintain the relative voting power of each share of Class B Common Stock relative to each share of Class A Common Stock; provided, further, that the foregoing provisions of this Section 12.2(g) shall not apply to any action or transaction (including any consolidation, merger or combination) approved by a Majority-in-Interest of the Members.

Section 12.3Exchange Consideration.

(a)Generally.  The Managing Member has the right, in its sole discretion, to elect the form of Exchange Consideration with respect to any Exchange.  On an Exchange Date, provided the Exchangeable Unit Member has satisfied its obligations under Section 12.1(b)(i), the Managing Member shall deliver or cause to be delivered the Exchange Consideration to such Exchangeable Unit Member (or its designee), at the address set forth on the applicable Exchange Notice.  If the Managing Member elects a Cash Settlement, the Managing Member shall only be obligated to contribute to the Company (or, if the Managing Member elects to settle directly pursuant to Section 12.2(e), settle directly for an amount equal to), an amount in respect of such Cash Settlement equal to the net proceeds (after deduction of any underwriters’ discounts and commissions) from the sale by the Managing Member of a number of shares of Class A Common Stock equal to the number of Exchangeable Units being Exchanged for such Cash Settlement. Except as otherwise required by Law, the Managing Member shall, for U.S. federal income tax purposes, be treated as paying an appropriate portion of the selling expenses described in the previous sentence as agent for and on behalf of the Exchangeable Unit Member.

(b)Notice of Intended Exchange Consideration.  At least two (2) Business Days before the Exchange Date, the Managing Member shall give written notice (the “Contribution Notice”) to the Company (with a copy to the Exchangeable Unit Member) of its intended Exchange Consideration; provided, that if the Managing Member does not timely deliver a Contribution Notice, the Managing Member shall be deemed to have elected to settle the Exchange with shares of Class A Common Stock.

(c)Settlement Through Depository Trust Company.  To the extent the Class A Common Stock is settled through the facilities of The Depository Trust Company, the Managing Member or the Company will, upon the written instruction of an Exchangeable Unit Member, deliver the shares of Class A Common Stock deliverable to such Exchangeable Unit Member through the facilities of The Depository Trust Company to the account of the participant of The Depository Trust Company designated by such Exchangeable Unit Member in the Exchange Notice.

(d)Obligations of Managing Member and Company.  Upon any Exchange, the Managing Member or the Company, as applicable, shall take such actions as (A) may be required to ensure that such Member receives the shares of Class A Common Stock and/or the Cash Settlement that such Exchangeable Unit Member is entitled to receive in connection with such Exchange pursuant to Section 12.3(a), and (B) may be reasonably within its control that would cause such Exchange to be treated for purposes of the Tax Receivable Agreement as an “Exchange” (as such term is defined in the Tax Receivable Agreement).

Section 12.4Adjustment. To the extent that the Managing Member acquires additional Class A Units without issuing a corresponding number of additional shares of Class A Common Stock to maintain parity, the Managing Member shall make appropriate adjustments to the Exchange Rate to give effect to such parity.  To the extent not reflected in an adjustment to the Exchange Rate, if there is any reclassification, reorganization, recapitalization or other similar transaction in which the Class A Common Stock is converted or changed or exchanged into or for another security, securities or other property, then, upon any subsequent Exchange, an Exchangeable Unit Member shall be entitled to receive the amount of such security, securities or other property that such Exchangeable Unit Member would have received if such Exchange had occurred immediately prior to the effective date of such reclassification, reorganization, recapitalization or other similar transaction, taking into account any adjustment as a result of any subdivision (by any split, distribution or dividend, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse split, reclassification, recapitalization or otherwise) of such security, securities or other property that occurs after the effective time of such reclassification, reorganization, recapitalization or other similar transaction. For the avoidance of doubt, if there is any reclassification, reorganization, recapitalization or other similar transaction in which the Class A Common Stock is converted or changed or exchanged into or for another security, securities or other property, this Section 12.4 shall continue to be applicable, mutatis mutandis, with respect to such security or other property.

Section 12.5Class A Common Stock to be Issued.

(a)Class A Common Stock Reserve. The Managing Member shall at all times reserve and keep available out of its authorized but unissued Class A Common Stock, solely for the purpose of issuance upon an Exchange, such number of shares of Class A Common Stock as shall be deliverable under this Agreement upon all such Exchanges; provided, however, that the Managing Member may satisfy its obligations in respect of any such Exchange by delivery of unencumbered purchased shares of Class A Common Stock (which may or may not be held in the treasury of the Managing Member or any subsidiary thereof).

(b)Rule 16(b) Exemption. The Managing Member has taken and will take all such steps as may be required to cause to qualify for exemption under Rule 16b-3(d) or (e), as applicable, under the Exchange Act, and be exempt for purposes of Section 16(b) under the Exchange Act, any acquisitions or dispositions of equity securities of the Managing Member (including derivative securities with respect thereto) and any securities that may be deemed to be equity securities or derivative securities of the Managing Member for such purposes that result from the transactions contemplated by this Agreement, by each director or officer of the Managing Member (including directors-by-deputization) who may reasonably be expected to be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Managing Member upon the registration of any class of equity security of the Managing Member pursuant to Section 12 of the Exchange Act.

(c)Validity of Class A Common Stock. The Managing Member covenants that all shares of Class A Common Stock issued upon an Exchange will, upon issuance, be validly issued, fully paid and non-assessable and not subject to any preemptive right of stockholders of the Managing Member or to any right of first refusal or other right in favor of any Person.

Section 12.6Withholding.

(a)Withholding of Cash or Class A Common Stock Permitted. If the Company or the Managing Member shall be required to withhold any amounts by reason of any federal, state, local or foreign tax laws or regulations in respect of any Exchange, the Company or the Managing Member, as the case may be, shall be entitled to take such action as it deems appropriate in order to ensure compliance with such withholding requirements, including, at its option, withholding cash from the Cash Settlement or shares of Class A Common Stock with a Fair Market Value equal to the amount of any taxes that the Company or the Managing Member, as the case may be, may be required to withhold with respect to such Exchange. To the extent that amounts are (or property is) so withheld and paid over to the appropriate taxing authority, such withheld amounts (or property) shall be treated for all purposes of this Agreement as having been paid (or delivered) to the applicable Member.

(b)Notice of Withholding. If the Company or the Managing Member determines that any amounts by reason of any federal, state, local or foreign tax laws or regulations are required to be withheld in respect of any Exchange, the Company or the Managing Member, as the case may be, shall use commercially reasonable efforts to promptly notify the Exchangeable Unit Member and shall consider in good faith any positions or alternative arrangements that such Member raises (reasonably in advance of the date on which the Company or the Managing Member believes withholding is required) as to why withholding is not required or that may avoid the need for such withholding, provided, that none of the Company or the Managing Member is required to incur additional costs as a result of such obligation, and this Section 12.6(b) shall not in any manner limit the authority of the Company or the Managing Member to withhold taxes with respect to an Exchangeable Unit Member pursuant to Section 12.6(a).

(c)Reimbursement of Taxes by Exchangeable Unit Member.  If, within the two-year period beginning at the start of the date of an Exchange, (i) the Managing Member withholds or otherwise pays any amount on account of taxes in respect of exchanged Units, which amount is attributable to the two-year period ending at the end of the date of such Exchange, and (ii) the Managing Member or any person other than the Exchangeable Unit Member otherwise would bear the economic burden of such withholding or other payment (including by reason of such amount being treated as having been distributed to the Managing Member in respect of the exchanged Units pursuant to Section 3.4), the Exchangeable Unit Member shall, upon notice by the Company and/or the Managing Member, promptly reimburse the Company and/or the Managing Member for such amount; provided, however, that the Exchangeable Unit Member’s reimbursement obligation under this Section 12.6(c) shall not exceed the amount of cash and Fair Market Value (determined as of the date of receipt) of other consideration received by the Exchangeable Unit Member in connection with such Exchange.  Unless otherwise required by Law, any amount paid by an Exchangeable Unit Member pursuant to this Section 12.6(c) shall be treated as an adjustment to the proceeds received by the Exchangeable Unit Member in respect of the applicable Exchange.  The Company and the Managing Member shall have the right to reduce any amounts due to such Exchangeable Unit Member from the Managing Member or any of its Affiliates by the amount owed by such Exchangeable Unit Member under this Section 12.6(c).

Section 12.7Tax Treatment. Unless otherwise required by Law, each Exchange with the Managing Member or the Company shall be treated as a direct exchange between the Managing Member and the Member for U.S. federal and applicable state and local income tax purposes. It is intended that each any Exchange be treated as a taxable exchange for U.S. federal and applicable state and local income tax purposes except as otherwise agreed to in writing by the Exchangeable Unit Member and the Managing Member or required by Law.

Section 12.8Contribution of the Managing Member. In connection with any Exchange between a Member and the Company, the Managing Member shall contribute to the Company the shares of Class A Common Stock and/or Cash Settlement that the Member is entitled to receive in such Exchange. Unless the Member has timely delivered a Retraction Notice as provided in Section 12.1(b)(iii), on the Exchange Date (i) the Managing Member shall make a capital contribution to the Company (in the form of the Exchange Consideration that the Member is entitled to receive in such Exchange) required under this Section 12.8 and (ii) the Company shall issue to the Managing Member a number of Class A Common Units equal to the number of Exchangeable Units surrendered by the Member.

Section 12.9Apportionment of Distributions. Distributions with a Record Date (as described in Section 3.6) on or before the Exchange Date shall be made to the Exchangeable Unit Member.

Article XIII

MISCELLANEOUS

Section 13.1Conclusive Nature of Determinations. All determinations, interpretations, calculations, adjustments and other actions of the Managing Member, the Company, the Board of Directors (or a committee to which the Board of Directors has delegated such authority) or a designee of any of the foregoing that are within such Person’s authority under this Agreement shall be binding and conclusive on a Member absent manifest error. In connection with any such determination, interpretation, calculation, adjustment or other action, the Managing Member, the Company, the Board of Directors (or a committee to which the Board of Directors has delegated such authority) or the designee of any of the foregoing shall be entitled to resolve any ambiguity with respect to the manner in which such determination, interpretation, calculation, adjustment or other action is to be made or taken, and shall be entitled to interpret the provisions of this Agreement in such a manner as such Person determines to be fair and equitable, and such resolution or interpretation shall be binding and conclusive on a Member absent manifest error.

Section 13.2Company Counsel.  THE COMPANY, THE MANAGING MEMBER AND AFFILIATED ENTITIES MAY BE REPRESENTED BY THE SAME COUNSEL.  THE ATTORNEYS, ACCOUNTANTS AND OTHER EXPERTS WHO PERFORM SERVICES FOR THE COMPANY MAY ALSO PERFORM SERVICES FOR THE MANAGING MEMBER AND AFFILIATES THEREOF.  THE MANAGING MEMBER MAY, WITHOUT THE CONSENT OF THE MEMBERS, EXECUTE ON BEHALF OF THE COMPANY ANY CONSENT TO THE REPRESENTATION OF THE COMPANY THAT COUNSEL MAY REQUEST PURSUANT TO THE NEW YORK RULES OF PROFESSIONAL CONDUCT OR SIMILAR RULES IN ANY OTHER JURISDICTION.  THE COMPANY HAS INITIALLY SELECTED GIBSON, DUNN & CRUTCHER LLP (“COMPANY COUNSEL”) AS LEGAL COUNSEL TO THE COMPANY.  EACH MEMBER ACKNOWLEDGES THAT COMPANY COUNSEL DOES NOT REPRESENT ANY MEMBER IN ITS CAPACITY AS SUCH IN THE ABSENCE OF A CLEAR AND EXPLICIT WRITTEN AGREEMENT TO SUCH EFFECT BETWEEN SUCH MEMBER AND COMPANY COUNSEL (AND THEN ONLY TO THE EXTENT SPECIALLY SET FORTH IN SUCH AGREEMENT), AND THAT IN ABSENCE OF ANY SUCH AGREEMENT COMPANY COUNSEL SHALL OWE NO DUTIES TO ANY MEMBER.  EACH MEMBER FURTHER ACKNOWLEDGES THAT, WHETHER OR NOT COMPANY COUNSEL HAS IN THE PAST REPRESENTED OR IS CURRENTLY REPRESENTING SUCH MEMBER WITH RESPECT TO OTHER MATTERS, UNLESS OTHERWISE EXPRESSLY AGREED BY COMPANY COUNSEL, COMPANY COUNSEL HAS NOT REPRESENTED THE INTERESTS OF ANY MEMBER IN THE PREPARATION AND/OR NEGOTIATION OF THIS AGREEMENT.

Section 13.3Appointment of Managing Member as Attorney-in-Fact.

(a)Execution of Documents.  Each Member, including each Additional Member and Substituted Member that is a Member, irrevocably makes, constitutes and appoints the Managing Member, any Liquidator, and authorized officers and attorneys-in-fact of each, and each of those acting singly, in each case with full power of substitution, as its true and Lawful attorney-in-fact with full power and authority in its name, place and stead to execute, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents as may be necessary or appropriate to carry out the provisions of this Agreement, including:

(i)All certificates and other instruments (including counterparts of this Agreement), and all amendments thereto, that the Managing Member deems appropriate to form, qualify, continue or otherwise operate the Company as a limited liability company (or other entity in which the Members will have limited liability comparable to that provided in the Act) in the jurisdictions in which the Company may conduct business or in which such formation, qualification or continuation is, in the opinion of the Managing Member, necessary or desirable to protect the limited liability of the Members.

(ii)All amendments to this Agreement adopted in accordance with the terms of this Agreement, and all instruments that the Managing Member deems appropriate in accordance with the terms of this Agreement.

(iii)All conveyances of Company Assets and other instruments that the Managing Member reasonably deems necessary in order to complete a dissolution and termination of the Company pursuant to this Agreement.

(b)Power and Interest.  The appointment by all Members of the Managing Member as attorney-in-fact shall be deemed to be a power coupled with an interest in recognition of the fact that each of the Members under this Agreement will be relying upon the power of the Managing Member to act as contemplated by this Agreement in any filing and other action by it on behalf of the Company, shall survive the Incapacity of any Person hereby giving such power and the Transfer of all or any portion of such Person’s Membership Interest, and shall not be affected by the subsequent Incapacity of the principal.

Section 13.4Entire Agreement.  This Agreement, together with that certain Registration Rights Agreement dated February 9, 2021 by and among the Managing Member and the stockholders of the Managing Member party thereto, as amended, supplemented or restated, in each case in accordance with its terms and the other documents contemplated hereby and thereby, constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and fully supersedes any and all prior or contemporaneous agreements or understandings between the parties hereto pertaining to the subject matter hereof, including the Existing Agreement.

Section 13.5Further Assurances.  Each of the parties hereto does hereby covenant and agree on behalf of itself, its successors, and its assigns, without further consideration, to prepare, execute, acknowledge, file, record, publish, and deliver such other instruments, documents and statements, and to take such other action as may be required by Law or reasonably necessary to effectively carry out the intent and purposes of this Agreement.

Section 13.6Notices.  Any notice, consent, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be (a) delivered personally to the Person or to an officer of the Person to whom the same is directed, (b) sent by facsimile, overnight mail or registered or certified mail, return receipt requested, postage prepaid, or (c) (except with respect to notice to the Company or the Managing Member)

sent by email, with electronic, written or oral confirmation of receipt, in each case addressed as follows:

(i)if to the Company or the Managing Member:

c/o Viant Technology Inc.

2722 Michelson Drive, Suite 100

Phone: (949) 861-8888

Email: lmadden@viantinc.com

Attention:  Chief Financial Officer

With a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

3161 Michelson Drive

Irvine, CA 92612

Phone: (949) 351-3923

Fax: (949) 475-4673

Attention:  John M. Williams III

or to such other address as the Company may from time to time specify by notice to the Members;

(ii)if to any Member, to:

the address, email, or facsimile number of such Member set forth in the records of the Company.

Any such notice shall be deemed to be delivered, given and received for all purposes as of: (A) the date so delivered, if delivered personally, (B) upon receipt, if sent by facsimile or email, or (C) on the date of receipt or refusal indicated on the return receipt, if sent by registered or certified mail, return receipt requested, postage and charges prepaid and properly addressed.

Section 13.7Governing Law.  This Agreement, including its existence, validity, construction, and operating effect, and the rights of each of the parties hereto, shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to otherwise governing principles of conflicts of Law.

Section 13.8Jurisdiction and Venue.  The parties hereto agree that any suit, Action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court (the “Selected Courts”), and each of the parties hereby irrevocably consents to the jurisdiction of the Selected Courts (and of the appropriate appellate courts therefrom) in any such suit, Action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, Action or proceeding in any such court or that any such suit, Action or proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such suit, Action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any Selected Court.  Without limiting the foregoing, each party agrees that service of process on such party in the manner provided for notice in Section 13.6 shall be deemed effective service of process on such party.

Section 13.9Equitable Remedies.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached.  It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions and other equitable remedies to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any of the Selected Courts, this being in addition to any other remedy to which they are entitled at Law or in equity.  Any requirements for the securing or posting of any bond with respect to such remedy are hereby waived by each of the parties hereto.  Each party further agrees that, in the event of any Action for an injunction or other equitable remedy in respect of such breach or enforcement of specific performance, it will not assert the defense that a remedy at Law would be adequate.

Section 13.10Construction.  This Agreement shall be construed as if all parties hereto prepared this Agreement.

Section 13.11Counterparts.  This Agreement may be executed in any number of counterparts, and each such counterpart shall for all purposes be deemed an original, and all such counterparts shall together constitute but one and the same agreement.

Section 13.12Third-Party Beneficiaries.  Except as provided in Section 4.7, nothing in this Agreement, express or implied, is intended or shall be construed to give any Person other than the parties hereto (or their respective legal representatives, successors, heirs and distributees) any legal or equitable right, remedy or claim under or in respect of any agreement or provision contained herein, it being the intention of the parties hereto that this Agreement is for the sole and exclusive benefit of such parties (or such legal representatives, successors, heirs and distributees) and for the benefit of no other Person.

Section 13.13Binding Effect.  Except as otherwise expressly provided herein, all of the terms and provisions of this Agreement shall be binding on, shall inure to the benefit of and shall be enforceable by the Members, their heirs, executors, administrators, successors and all other Persons hereafter holding, having or receiving an interest in the Company, whether as Substituted Members or otherwise.

Section 13.14Severability.  If any provision of this Agreement as applied to any party or to any circumstance shall be adjudged by a court to be void, unenforceable or inoperative as a matter of Law, then the same shall in no way affect any other provision in this Agreement, the application of such provision in any other circumstance or with respect to any other party, or the validity or enforceability of the Agreement as a whole.

Section 13.15Survival.  The provisions of Section 4.6 Section 4.7, Section 7.9, Section 13.1, Section 13.3, Section 13.4, Section 13.5, Section 13.6, Section 13.7 and Section 13.8 (and

this Section 13.15) (and any other provisions of this Agreement necessary for the effectiveness of the enumerated sections) shall survive the termination of the Company and/or the termination of this Agreement.

Article XIV

DEFINED TERMS

Section 14.1Definitions.  Unless otherwise indicated to the contrary, the following definitions shall be applied to the terms used in this Agreement:

“Act” is defined in the recitals of this Agreement.

“Additional Funds” is defined in Section 2.5(a).

“Additional Member” means a Person who is admitted to the Company as a Member pursuant to the Act and Section 9.1, who is shown as such on the books and records of the Company, and who has not ceased to be a Member pursuant to the Act and this Agreement.

“Adjusted Capital Account” means, with respect to any Member, the amount of such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(i)credit to such Capital Account any amounts that such Member is obligated to restore (whether pursuant to this Agreement or otherwise by operation of Law) upon liquidation of such Member’s Membership Interest or that such Member is deemed to be obligated to restore pursuant to the penultimate sentence of each of Treas. Reg. § 1.704-2(g)(1) or 1.704-2(i)(5); and

(ii)debit to such Capital Account the items described in Treas. Reg. § 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

The foregoing definition of “Adjusted Capital Account” is intended to comply with the provisions of Treas. Reg. § 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” means, with respect to a specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person; provided, however, that (i) none of the Members or their parent companies or Affiliates shall be deemed to be an Affiliate of any other Member or its parent company or Affiliates and (ii) none of the Members or their parent companies or Affiliates shall be deemed to be an Affiliate of the Company or any of its Affiliates.

“Agreement” means this Amended and Restated Limited Liability Company Agreement of Viant Technology LLC, together with the Schedules and Exhibits hereto, as now or hereafter amended, restated, modified, supplemented, or replaced.

“Applicable Sale” is defined in Section 8.3(a).

“Applicable Sale Notice” is defined in Section 8.3(b).

“Asset Value” means, with respect to any Asset, the adjusted basis of such Asset for federal income tax purposes; provided, however, that:

(i)the initial Asset Value of any Asset (other than cash) contributed or deemed contributed by a Member to the Company shall be the gross Fair Market Value of such Asset as determined by the Company;

(ii)the Asset Values of all Assets shall be adjusted to equal their respective gross Fair Market Values as determined by the Company as of the following times:  (A) the acquisition of an additional interest in the Company by any new or existing Member, in exchange for more than a de minimis Capital Contribution; (B) the distribution by the Company to a Member of more than a de minimis amount of property as consideration for an interest in the Company; (C) the liquidation of the Company within the meaning of Treas. Reg. § 1.704‑1(b)(2)(ii)(g); (D) the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to the benefit of the Company by an existing Member acting in a Member capacity or by a new Member acting in a Member capacity or in anticipation of becoming a Member; or (E) any other instance in which such adjustment is permitted under Treas. Reg. § 1.704‑1(b)(2)(iv); provided, however, that any adjustment pursuant to clauses (A), (B), (D), or (E) above shall be made only if the Company determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(iii)the Asset Value of any Asset distributed to any Member shall be the gross Fair Market Value of such Asset on the date of distribution, as determined by the Company; and

(iv)the Asset Values of all Assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such Assets pursuant to Code section 734(b) or Code section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treas. Reg. § 1.704-1(b)(2)(iv)(m); provided, however, that Asset Values shall not be adjusted pursuant to this paragraph (iv) to the extent that the Company determines that an adjustment pursuant to paragraph (ii) of this definition of Asset Value is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (iv).

If the Asset Value of an Asset has been determined or adjusted to paragraph (i), (ii), or (iv) of this definition of Asset Value, then such Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such Asset for purposes of computing Net Profits and Net Losses.

“Assets” means any assets and property of the Company.

“Assumed Tax Liability” is defined in Section 3.2(b).

“Assumed Tax Rate” is defined in Section 3.2(b)(ii).

“Available Cash” means, after taking into account amounts determined by the Managing Member to be reasonably necessary or advisable to be retained by the Company to meet actual or anticipated, direct or indirect, expenses, capital investments, working capital needs or liabilities (actual, contingent or otherwise) of the Company, including the payment of any Imputed Underpayment or for the operation of the business of the Company, or to create reasonable reserves for any of the foregoing, cash (in United States dollars) of the Company that the Board of Directors determines is available for distribution to the Members.

“Bankruptcy” means, with respect to any Person, the occurrence of any event specified in Section 18-304 of the Act with respect to such Person, and the term “Bankrupt” has a correlative meaning.

“Board of Directors” means the Board of Directors of the Managing Member.

“Business Day” means any weekday, excluding any legal holiday observed pursuant to United States federal or California State Law or regulation.

“Capital Account” is defined in Section 7.13.

“Capital Contribution” means, with respect to any Member, the aggregate amount of money and the initial Asset Value of property (other than money) in such form as may be permitted by the Act that the Member contributes (or is treated as contributing) to the Company.

“Capital Stock” means a share of any class or series of stock of the Managing Member now or hereafter authorized.

“Cash Settlement” means immediately available funds in U.S. dollars in an amount equal to the product of (x) the number of shares of Class A Common Stock that would otherwise be delivered to a Member in an Exchange, multiplied by (y) the price per share, net of underwriting discounts and commissions, at which Class A Common Stock is issued by the Managing Member in an underwritten offering or block trade commenced in anticipation of the applicable Exchange (a “Liquidity Offering”); or (z) if no such Liquidity Offering occurs within sixty (60) days after the receipt of the Exchange Notice, the arithmetic average of the volume weighted average prices for a share of Class A Common Stock on the principal U.S. securities exchange or automated or electronic quotation system on which the Class A Common Stock trades, as reported by The Wall Street Journal or its successor, for each of the three (3) consecutive full Business Days ending on and including the last full Business Day immediately prior to the Exchange Date, in each case subject to appropriate and equitable adjustment for any stock splits, reverse splits, stock dividends or similar events affecting the Class A Common Stock. If the Class A Common Stock no longer trades on a securities exchange or automated or electronic quotation system, then the amount specified in clause (y) shall be determined in good faith by a committee of the Board of Directors composed of a majority of the directors of the Managing Member that do not have an interest in the Exchangeable Units and shares of Class B Common Stock being Exchanged.

“Certificate of Formation” is defined in the recitals of this Agreement.

“Certificates” means (A) any certificates representing Exchangeable Units, (B) if applicable, any stock certificates representing the shares of Class B Common Stock required to be surrendered in connection with an Exchange of Class B Common Units, and (C) such other information, documents or instruments as either the Managing Member or the Company (or the Managing Member’s transfer agent) may reasonably require in connection with an Exchange. If any certificate or other document referenced in the immediately preceding sentence is alleged to be lost, stolen or destroyed, the Exchangeable Unit Member shall cooperate with and respond to the reasonable requests of the Managing Member and the Company (or the Managing Member’s transfer agent), and if required by the Managing Member or the Company furnish an affidavit of loss and/or an indemnity against any claim that may be made against the Managing Member or the Company on account of the alleged loss, theft or destruction of such certificate or other document.

“Class A Common Stock” means the Class A common stock of the Managing Member, $0.001 par value per share.

“Class A Common Unit” has the meaning set forth in Section 2.1(b)(i).

“Class B Common Stock” means the Class B Common Stock of the Managing Member, $0.001 par value per share.

“Class B Common Unit” has the meaning set forth in Section 2.1(b)(ii).

“Code” means the Internal Revenue Code of 1986, as amended.  All references in this Agreement to sections of the Code shall include any corresponding provision or provisions of succeeding Law.

“Common Stock” means the Class A Common Stock or the Class B Common Stock (and shall not include any additional series or class of the Managing Member’s common stock created after the date of this Agreement).

“Common Unit” means a Class A Common Unit or Class B Common Unit.

“Company” is defined in the preamble to this Agreement.

“Company Counsel” is defined in Section 13.2.

“Company Minimum Gain” has the meaning set forth as “partnership minimum gain” in Treas. Reg. § 1.704-2(b)(2) and is computed in accordance with Treas. Reg. § 1.704-2(d).

“Consent” means the consent to, approval of, or vote in favor of a proposed action by a Member given in accordance with Article XI.

“Contribution Notice” is defined in Section 12.3(b).

“control” including the terms “controlled by” and “under common control with,” means with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the Board of Directors or similar body governing the affairs of such Person.

“Controlled Entity” means, as to any Person, (i) any corporation of which all the outstanding voting stock of which is owned by such Person or such Person’s Family Members or Controlled Entities, (ii) any trust, whether or not revocable, of which such Person or such Person’s Family Members or Controlled Entities are the sole beneficiaries, (iii) any partnership of which such Person or a Controlled Entity of such Person is the managing partner and in which such Person or such Person’s Family Members or Controlled Entities hold partnership interests representing all of such partnership’s capital and profits and (iv) any limited liability company of which such Person or a Controlled Entity of such Person is the manager or managing member and in which such Person or such Person’s Family Members or Controlled Entities hold Membership Interests representing all of such limited liability company’s capital and profits.

“de minimis” shall mean an amount small enough as to make not accounting for it commercially reasonable or accounting for it administratively impractical, in each case as determined by the Managing Member.

“Debt” means, as to any Person, as of any date of determination, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services; (ii) all amounts owed by such Person to banks or other Persons in respect of reimbursement obligations under letters of credit, surety bonds and other similar instruments guaranteeing payment or other performance of obligations by such Person; and (iii) obligations of such Person as lessee under capital leases.

“Depreciation” means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such Fiscal Year or other period; provided, however, that if the Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year or other period, Depreciation shall be determined in accordance with Treas. Reg. § 1.704-1(b)(2)(iv)(g)(3) or Treas. Reg. § 1.704-3(d)(2), as appropriate.

“Designated Individual” is defined in Section 7.4(a)(ii).

“Drag-Along Right” is defined in Section 8.3(a).

“Elective Exchange” is defined in Section 12.1(a).

“Elective Exchange Notice” is defined Section 12.1(b).

“Employee” means an employee or other service provider (including a director, adviser or consultant) of the Company or an employee or other service provider (including a director, adviser or consultant) of a Subsidiary of the Company, if any.

“Equivalent Units” means Units with preferences, conversion and other rights (other than voting rights), restrictions, limitations as to dividends and other distributions, qualifications, terms and conditions of redemption (the “Terms”) that are (a) relative to the Common Units and the other classes and series of Units that correspond to classes and series of Capital Stock, and (b) substantially the same as (or corresponding to) the Terms that any new Capital Stock or New Securities have relative to the Common Stock and other classes and series of Capital Stock or New Securities.  The foregoing shall not apply to matters such as voting for members of the Board of

Directors that are not applicable to the Company.  In comparing the economic rights of any Preferred Stock with the economic rights of any Units, the effect of taxes may be taken into account.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange” means any Elective Exchange or Mandatory Exchange.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor statute thereto, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Consideration” shall mean, in the case of any Exchange, (x) the number of shares of Class A Common Stock that is equal to the product of the number of Exchangeable Units surrendered in the Exchange multiplied by the Exchange Rate (the “Stock Consideration”), (y) the Cash Settlement, plus, in the case of an Exchange of Class B Common Units under either sub-clause (x) or (y), an amount that is equal to $0.001 multiplied by the number of shares of Class B Common Stock included in the Exchange, or (z) a combination of the Stock Consideration and the Cash Settlement.

“Exchange Date” means an Elective Exchange Date or Mandatory Exchange Date.

“Exchange Rate” means, in respect of any Exchange, a ratio, expressed as a fraction, the numerator of which shall be the number of shares of Class A Common Stock outstanding immediately before the Exchange and the denominator of which shall be the number of Class A Common Units owned by the Managing Member immediately before the Exchange. On the date of this Agreement, the Exchange Rate shall be 1, subject to adjustment pursuant to Section 12.4.

“Exchangeable Unit” means each Class B Common Unit.

“Exchangeable Unit Member” means each Member, other than the Managing Member and any of its wholly owned Subsidiaries, that holds a Class B Common Unit.

“Existing Agreement” is defined in the recitals of this Agreement.

“Fair Market Value” of Units or other property, means the cash price that a third party would pay to acquire all of such Units (computed on a fully diluted basis after giving effect to the exercise of any and all outstanding conversion rights, exchange rights, warrants and options) or other property, as the case may be, in an arm’s-length transaction. Unless otherwise determined by the Company, the following assumptions will be made when determining the Fair Market Value of Units:

(a) that the Company was being sold in a manner reasonably designed to solicit all possible participants and permit all interested Persons an opportunity to participate and to achieve the best value reasonably available to the Members at the time; and

(b) that all existing circumstances are taken into account, including the terms and conditions of all agreements (including this Agreement) to which the Company is then a party or by which it is otherwise benefited or affected, determined.

“Family Members” means, as to a Person that is an individual, such Person’s spouse, ancestors (whether by blood or by adoption), descendants (whether by blood or by adoption), brothers and sisters (whether by blood or by adoption) and inter vivos or testamentary trusts of which only such Person and his spouse, ancestors (whether by blood or by adoption), descendants (whether by blood or by adoption), brothers and sisters (whether by blood or adoption) are beneficiaries.

“First Amended and Restated Agreement” is defined in the recitals of this Agreement.

“Fiscal Year” has the meaning set forth in Section 7.12.

“Formation Date” is defined in the recitals of this Agreement.

“Imputed Underpayment” is defined in Section 7.5(b).

“Imputed Underpayment Share” is defined in Section 7.5(c)(i).

“Incapacity” or “Incapacitated” means, (i) as to any Member who is an individual, death, total physical disability or entry by a court of competent jurisdiction adjudicating such Member incompetent to manage his or her Person or his or her estate; (ii) as to any Member that is a corporation or limited liability company, the filing of a certificate of dissolution, or its equivalent, for the corporation or the revocation of its charter; (iii) as to any Member that is a partnership, the dissolution and commencement of winding up of the partnership; (iv) as to any Member that is an estate, the distribution by the fiduciary of the estate’s entire interest in the Company; (v) as to any trustee of a trust that is a Member, the termination of the trust (but not the substitution of a new trustee); or (vi) as to any Member, the Bankruptcy of such Member.

“Incentive Compensation Plan” means any plan, agreement or other arrangement that provides for the grant or issuance of equity or equity-based awards and that is now in effect or is hereafter adopted by the Company or the Managing Member for the benefit of any of their respective employees or other service providers (including directors, advisers and consultants), or the employees or other services providers (including directors, advisers and consultants) of any of their respective Affiliates or Subsidiaries.

“Indemnitee” means the Managing Member, each Affiliate of the Managing Member, the Tax Representative, the Designated Individual and each officer or director of the Managing Member, the Company or their respective Affiliates, in all cases in such capacity.

“Initial Certificate of Formation” is defined in the recitals of this Agreement.

“Initial Members” is defined in the preamble to this Agreement.

“IPO” is defined in the recitals of this Agreement.

“IPO Reorganization” is defined in the recitals of this Agreement.

“IRS” means the United States Internal Revenue Service, or, if applicable, a state or local taxing agency.

“Junior Unit” means a fractional share of the Membership Interests of a particular class or series that the Managing Member has authorized pursuant to Section 2.4 that has distribution rights, or rights upon liquidation, winding up, and dissolution, that are inferior or junior to the Common Units.

“Law” means any applicable statute, Law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or order of any governmental authority.  The term “Lawful” has a correlative meaning.

“Liquidating Event” is defined in Section 10.2(b).

“Liquidator” is defined in Section 10.3(a).

“Majority-in-Interest of the Members” means Members (excluding the Managing Member) entitled to vote on or consent to any matter holding more than fifty percent (50%) of all outstanding Units held by all Members (excluding the Managing Member) entitled to vote on or consent to such matter.

“Managing Member” is defined in the preamble to this Agreement.

“Mandatory Exchange” is defined in Section 12.1(d).

“Mandatory Exchange Date” is defined in Section 12.1(d).

“Mandatory Exchange Notice” is defined in Section 12.1(d).

“Member” means any Person named as a member of the Company on Annex A to this Agreement (as amended from time to time) and any Person admitted as an Additional Member of the Company or a Substitute Member of the Company, in each case, in such Person’s capacity as a member of the Company, until such time as such Person has ceased to be a Member.

“Member Nonrecourse Debt” has the meaning given to the term “partner nonrecourse debt” in Treas. Reg. § 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” means, with respect to each Member Nonrecourse Debt, an amount equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treas. Reg. § 1.704-2(i)(3).

“Member Nonrecourse Deductions” has the meaning given to the term “partner nonrecourse deduction” in Treas. Reg. §§ 1.704-2(i)(l) and 1.704-2(i)(2).

“Membership Interest” means, with respect to any Member, such Member’s entire undivided economic interest in the Company, including rights to allocations and distributions of the Company and any right of such Member to the return of Capital Contributions and any interest thereon.

“Minimum Exchangeable Amount” means Exchangeable Units estimated to have a fair value of any minimum amount established by the Managing Member pursuant to Section 12.1, provided that all of the Exchangeable Units held by such Exchangeable Unit Member shall never be deemed to be lower than the Minimum Exchangeable Amount.

“Net Profits” and “Net Losses” mean, for each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss for such Fiscal Year or other period, determined in accordance with Code section 703(a) and, where appropriate, (but including in taxable income or loss, for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code section 703(a)(1)), with the following adjustments:

(i)any income of the Company exempt from federal income tax and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this definition shall be added to such taxable income or loss;

(ii)any expenditures of the Company described in Code section 705(a)(2)(B) (or treated as expenditures described in Code section 705(a)(2)(B) pursuant to Treas. Reg. § 1.704 1(b)(2)(iv)(i)) and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this definition shall be subtracted from such taxable income or loss;

(iii)in the event the Asset Value of any Asset of the Company is adjusted in accordance with paragraph (ii) or paragraph (iii) of the definition of “Asset Value,” the amount of such adjustment shall be taken into account as gain or loss from the disposition of such Asset for purposes of computing Net Profits or Net Losses;

(iv)gain or loss resulting from any disposition of any Asset with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Asset Value of the Asset disposed of, notwithstanding that the adjusted tax basis of such Asset differs from its Asset Value;

(v)in lieu of the Depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year;

(vi)to the extent an adjustment to the adjusted tax basis of any Asset pursuant to Code section 734(b) is required pursuant to Treas. Reg. § 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the Asset) or loss (if the adjustment decreases the basis of the Asset) from the disposition of the Asset and shall be taken into account for purposes of computing Net Profits and Net Losses; and

(vii)notwithstanding any other provision of this definition of Net Profits and Net Losses, any items that are specially allocated pursuant to Section 6.2 and Section 6.3 shall not be taken into account in computing Net Profits or Net Losses, but shall be determined by applying rules analogous to those set forth in paragraphs (i) through (vi) above; and

(viii)where appropriate, references to Net Profits and Net Losses shall refer to specific items of income, gain, loss, deduction, and credit comprising or otherwise comprising Net Profits or Net Losses.

“New Securities” means any equity security as defined in Rule 3a11-1 under the Securities Exchange Act of 1934, as amended, excluding grants under the Incentive Compensation Plans, including (i) rights, options, warrants, or convertible or exchangeable securities that entitle the holder thereof to subscribe for or purchase, convert such securities into, or exchange such securities for, Common Stock or Preferred Stock and (ii) any Debt issued by the Managing Member that provides any of the rights described in clause (i).

“Nonrecourse Deductions” has the meaning set forth in Treas. Reg. § 1.704-2(b)(1).

“Nonrecourse Liability” has the meaning set forth in Treas. Reg. § 1.752-1(a)(2).

“Percentage Interest” means, with respect to each Member, as to any class or series of relevant Membership Interests, the fraction, expressed as a percentage, the numerator of which is the aggregate number of Units of such class or series held by such Member and the denominator of which is the total number of Units of such class or series held by all Members.  If not otherwise specified, “Percentage Interest” shall be deemed to refer to Common Units.

“Permitted Transfer” means any Transfer permitted under Article VIII.

“Permitted Transferee” means any recipient of a Permitted Transfer.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, joint venture, syndicate, person, trust, association, organization or other entity, including any governmental authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Policies” means the policies set by the Managing Member from time to time (including policies intended to ensure (a) administrative management matters, (b) orderly liquidity for Exchangeable Unit Members, (c) compliance with Laws restricting the trading in securities while in possession of material nonpublic information), and (d) compliance with tax Laws and Regulations.

“Preferred Stock” means shares of preferred stock of the Managing Member now or hereafter authorized or reclassified that has dividend rights, or rights upon liquidation, winding up and dissolution, that are superior or prior to the Common Stock.

“Preferred Unit” mean Units designated as “Preferred Units” in the Company having the rights and obligations specified in this Agreement.

“Push Out Election” means the election under Code section 6226 (or any similar provision of state or local law) to “push out” an adjustment to the Members or former Members, including filing IRS Form 8988 (Election for Alternative to Payment of the Imputed Underpayment), or any successor or similar form, and taking any other action necessary to give effect to such election.

“Qualified Transferee” means an “accredited investor,” as defined in Rule 501 promulgated under the Securities Act.

“Record Date” means the record date established by the Company for the purpose of determining the Members entitled to notice of or to vote at any meeting of Members or to consent to any matter, or to receive any distribution or the allotment of any other rights, or in order to make a determination of Members for any other proper purpose, which, in the case of a record date fixed for the determination of Members entitled to receive any distribution, shall (unless otherwise determined by the Company) generally be the same as the record date established by the Managing Member for a distribution to the Members of its Capital Stock of some or all of its portion of such distribution.

“Register” is defined in Section 5.1(b)(i).

“Registration Rights Agreement” means the Registration Rights Agreement, effective on or about the date hereof, among the Managing Member and the other persons party thereto, as the same may be amended, modified, supplemented or restated from time to time.

“Regulations” means the income tax regulations, including temporary regulations and, to the extent taxpayers are permitted to rely on them, proposed regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).  References to “Treas. Reg. §” are to the sections of the Regulations.

“Related-Party Transfer” means a Transfer by a Member of all or part of its Membership Interest to any Related-Party Transferee.

“Related-Party Transferee” means, with respect to a Member, any Family Member or Controlled Entity of the Member.

“Retraction Deadline” is defined in Section 12.1(b)(iii).

“Retraction Notice” is defined in Section 12.1(b)(iii).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Selected Courts” is defined in Section 13.8.

“Subsidiary” means, with respect to any Person, any corporation or other entity of which a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests is owned, directly or indirectly, by such Person.

“Substituted Member” means a Person who is admitted as a Member to the Company pursuant to Section 8.4.

“Surviving Company” is defined Section 8.7(b)(iii).

“Tax Action” means any tax-related action, decision, or determination (or failure to take an available tax-related action, decision, or determination) by or with respect to the Company or any Subsidiary of the Company, including, without limitation and for the avoidance of doubt, (i) pursuant to discretion granted to the Company or the Company under the terms of this Agreement (or any agreement related to the Company), (ii) by a Tax Representative or Designated Individual, (iii) with respect to the settlement of any tax-related audit or proceeding, (iv) with respect to preparation and filing of any tax return of the Company or any Subsidiary of the Company, (v) any modification to the allocations pursuant to Section 6.2 or Section 6.3, or any determination made by the Company pursuant to (or other action taken in accordance with) Article IV.

“Tax Distribution” is defined in Section 3.2(a).

“Tax Distribution Shortfall Amount” is defined in Section 3.2(d).

“Tax Items” is defined in Section 6.3(a).

“Tax Receivable Agreement” means the Tax Receivable Agreement, dated as of February   9, 2021, entered into by and among the Managing Member, the Company, each of the parties thereto identified as a “Member” and each of the successors and assigns thereto, and any other similar tax receivable (or comparable) agreements entered after the date of this Agreement.

“Tax Representative” means, as applicable, and including the Designated Individual as context requires, (a) the Member or other Person (including the Company) designated as the “partnership representative” of the Company under Code section 6223, (b) the Member designated as the “tax matters partner” for the Company under Code section 6231(a)(7) (as in effect before 2018 and before amendment by Title XI of the Bipartisan Budget Act of 2015, H.R. 1314, Public Law No. 114-74), and/or (c) the Member or other Person serving in a similar capacity under any similar provisions of state, local or non-U.S. Laws, in each case, acting solely at the direction of the Company to the maximum extent permitted under Law.

“Termination Transaction” means any direct or indirect Transfer of all or any portion of the Managing Member’s Membership Interest in connection with, or the other occurrence of, (a)  merger, consolidation or other combination involving the Managing Member, on the one hand, and any other Person, on the other, (b) a sale, lease, exchange or other transfer of all or substantially all of the assets of the Managing Member not in the ordinary course of its business, whether in a single transaction or a series of related transactions, (c) a reclassification, recapitalization or change of the outstanding Class A Common Stock (other than a change in par value, or from par value to no par value, or as a result of a stock split or reverse stock split, stock dividend or similar subdivision), (d) the adoption of any plan of liquidation or dissolution of the Managing Member, or (e) a Transfer of all or any portion of the Managing Member’s Membership Interest (other than to a wholly owned Affiliate).

“Terms” is defined in the definition of “Equivalent Units.”

“Transfer” means, in respect of any Units, property or other assets, any sale, assignment, hypothecation, lien, encumbrance, transfer, distribution or other disposition thereof or of a participation therein, or other conveyance of legal or beneficial interest therein, including rights to vote and to receive dividends or other income with respect thereto, or any short position in a security or any other action or position otherwise reducing risk related to ownership through hedging or other derivative instruments, whether voluntarily or by operation of Law, or any agreement or commitment to do any of the foregoing.

“Unit” means a fractional share of the Membership Interests in the Company, which may be a Class A Common Unit, a Class B Common Unit, or a Preferred Unit, and shall be deemed to include any equity security received in connection with any recapitalization, merger, consolidation, or other reorganization, or by way of any distribution in respect of Units, in any such case, after the date of this Agreement.

“Unit Designation” is defined in Section 2.4(a).

Section 14.2Interpretation. In this Agreement and in the exhibits hereto, except to the extent that the context otherwise requires:

(a)the headings are for convenience of reference only and shall not affect the interpretation of this Agreement;

(b)defined terms include the plural as well as the singular and vice versa;

(c)words importing gender include all genders;

(d)a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been or may from time to time be amended, extended, re-enacted or consolidated and to all statutory instruments or orders made under it;

(e)any reference to a “day” or a “Business Day” means the whole of such day, being the period of 24 hours running from midnight to midnight;

(f)references to Articles, Sections, subsections, clauses and Exhibits are references to Articles, Sections, subsections, clauses and Exhibits to, this Agreement;

(g)the words “including” and “include” and other words of similar import shall be deemed to be followed by the phrase “without limitation”; and

(h)unless otherwise specified, references to any party to this Agreement or any other document or agreement shall include its successors and permitted assigns.

IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

By:	/s/ Tim Vanderhook
Name:	Tim Vanderhook
By:	/s/ Chris Vanderhook
Name:	Chris Vanderhook
FOUR BROTHERS 2 LLC
By:	/s/ Tim Vanderhook
Name:	Tim Vanderhook
Title:	Member
VIANT TECHNOLOGY EQUITY PLAN LLC
By:	/s/ Tim Vanderhook
Name:	Tim Vanderhook
Title:	Member
VIANT TECHNOLOGY INC.
By:	/s/ Tim Vanderhook
Name:	Tim Vanderhook
Title:	Chief Executive Officer

ANNEX A:  INITIAL COMMON UNITS

Member	Units
Viant Technology Inc. 2722 Michelson Drive, Suite 100 Irvine, CA 92612	0 Class A Units
Tim Vanderhook c/o Viant Technology Inc. 2722 Michelson Drive, Suite 100 Irvine, CA 92612	8,084,399 Class B Units
Chris Vanderhook c/o Viant Technology Inc. 2722 Michelson Drive, Suite 100 Irvine, CA 92612	8,084,399 Class B Units
Four Brothers 2 LLC c/o Viant Technology Inc. 2722 Michelson Drive, Suite 100 Irvine, CA 92612	29,361,335 Class B Units
Viant Technology Equity Plan LLC c/o Viant Technology Inc. 2722 Michelson Drive, Suite 100 Irvine, CA 92612	3,405,426 Class B Units